EXHIBIT 99.1

SUPPLEMENTAL 2018 REPORT

of

AFFINION GROUP HOLDINGS, INC.

Dated as of

March 4, 2019

TABLE OF CONTENTS

Selected Financial Data	3

Business	4

Legal Proceedings	15

Management’s Discussion and Analysis of Financial Condition and Unaudited Results of Operations	17

Directors, Executive Officers and Corporate Governance	38

Certain Relationships and Related Transactions, and Director Independence	42

Except as otherwise indicated or unless the context otherwise requires, (i) the terms “we,” “us,” “our,” “our company” and the “Company” refer to Affinion Group Holdings, Inc. and its consolidated subsidiaries, including Affinion Group, Inc., (ii) the term “Affinion Holdings” refers to Affinion Group Holdings, Inc., excluding its consolidated subsidiaries and (iii) the term “Affinion” refers to Affinion Group, Inc., excluding its consolidated subsidiaries.

Selected Financial Data

The preliminary unaudited supplemental financial and other information as of, and for the three years ended December 31, 2018 (the “Supplemental 2018 Unaudited Information”) has been prepared by and is the responsibility of our management. There can be no assurance that the Company’s financial statements as of and for the year ended December 31, 2018 will not differ from these estimates, including as a result of year-end closing procedures, review adjustments, and any such changes could be material. As a result of the foregoing considerations, investors are cautioned not to place undue reliance on the Supplemental 2018 Unaudited Information included below. We do not intend to file our Annual Report on Form 10-K for the year ended December 31, 2018 until following the consummation of the 2019 Transactions (as defined below).

The following table and financial discussion throughout this Supplemental 2018 Report presents our preliminary unaudited selected historical consolidated financial data for the years ended December 31, 2018, 2017 and 2016. The following information should be read in conjunction with, and is qualified by reference to, the section entitled “—Management’s Discussion and Analysis of Financial Condition and Unaudited Results of Operations.”

	2018	2017	2016
Unaudited Consolidated Statement of Comprehensive Loss Data:
Net revenues	$699.8	$724.1	$742.0
Income from continuing operations	59.5	66.3	57.3
Net income (loss) attributable to Affinion Group Holdings, Inc.	302.1	(25.2)	15.7
Loss per share attributable to holders of Common Stock
Basic loss per share from continuing operations	$(10.69)	$(3.92)	$(2.26)
Diluted loss per share from continuing operations	$(10.69)	$(3.92)	$(2.26)
Unaudited Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents (excludes restricted cash)	$84.7	$39.5
Working capital (deficit)	1.7	(42.0)
Total assets	682.0	766.9
Total debt	1,573.0	1,901.2
Unaudited Consolidated Statement of Cash Flows Data:
Net cash provided by (used in):
Operating activities	$21.0	$5.6	$25.7
Investing activities	479.5	(38.5)	(34.3)
Financing activities	(463.3)	30.4	(8.3)

Business

The following description of our business is current as of December 31, 2018 and does not give effect to or incorporate any subsequent events unless otherwise noted.

Overview

We develop programs and solutions that motivate and inspire loyalty. Through our proprietary technology platforms and end-to-end customer service capabilities, we design, administer and fulfill loyalty and customer engagement programs and solutions that strengthen and expand the value of customer relationships for many of the world’s largest and most respected companies. Our programs and solutions include:

•

Loyalty solutions that help reward, motivate and retain consumers. We create and manage any and all aspects of our clients’ points-based loyalty programs, including design, platform, analytics, points management and fulfillment. Our loyalty solutions offer relevant, best-in-class rewards (such as travel, gift cards and merchandise) to consumers enabling clients to motivate, retain and thank their best customers. For example, our platform and technology support points-based programs for financial services, automotive, gaming, travel and hospitality companies.

•

Customer engagement programs and solutions that address key consumer needs such as greater peace of mind and meaningful savings for everyday purchases. We provide these solutions to leading companies in the financial institution, telecommunications, ecommerce, retail and travel sectors globally. These differentiated programs help our clients enrich their offerings to drive deeper connections with their customers, and to encourage their customers to engage more, stay loyal and generate more revenue for our clients. For example, we develop and manage programs such as identity theft protection, credit monitoring, savings on everyday purchases, concierge services, discount travel services and roadside assistance.

The Company had a domestic insurance business that served as a leading third-party agent, administrator and marketer of certain accident and life insurance solutions. We completed the sale of the domestic insurance business, which comprised substantially all of our Insurance Solutions operating segment, on August 15, 2018. The divestiture of the domestic insurance business marked an additional step in our strategic plan and ongoing transformation into a pure-play loyalty solutions company.

Our financial business model is characterized by substantial recurring revenues. We generate revenue primarily in three ways:

•

Fee for service: we generate revenues from our clients through our loyalty business by designing (management, analytics and customer experience) and administering points-based loyalty programs on a platform licensing, fee-for-service basis. We also generate revenues for desired customer engagement programs and solutions, typically through a licensing and/or per-user fee.

•

Commission or transaction fee: we earn a commission from our suppliers and/or a transaction fee from our clients based on volume for enabling or executing transactions such as fees generated from loyalty points related purchases and redemption. We can also generate revenues based on a per-subscriber and/or a per-activity commission fee from our clients for our services.

•	Subscription: we generate revenues through the sale of our value-added subscription-based programs and solutions to the customers of our clients whom we bill on a monthly, quarterly or annual basis.

For the year ended December 31, 2018, we had net revenues, net income attributable to us and Adjusted EBITDA (as defined below) of $699.8 million, $302.1 million and $147.8 million, respectively.

Business

We seek to address the needs of three primary parties in developing and implementing our loyalty and customer engagement programs and solutions: (1) Clients, which are the companies for whom we develop and manage loyalty and customer engagement programs and solutions; (2) Customers, who are the individual consumers with whom we or our clients have a relationship and either subscribe to one or more of our programs or are eligible to receive rewards; and (3) Suppliers, which are the third-party providers of content and services for our programs and solutions.

Clients:

Our clients value our technology, platforms and services because we offer them loyalty and customer engagement programs and solutions that help strengthen and expand the value of their customer relationships. We identify the needs of our clients’ customers and create customized loyalty and customer engagement solutions and differentiated programs that promote our clients’ brands and enhance their results.

As of December 31, 2018, we had approximately 2,900 clients in a variety of industries including financial services, ecommerce, retail, travel and telecommunications. Some of our leading clients, based on revenues for the year ended December 31, 2018, include JPMorgan Chase, Wells Fargo, Transworld Entertainment, Trainline, Citibank and Capital One. Revenues generated from our largest client, JPMorgan Chase, and its customers, accounted for 14.8% of total net revenues for the year ended December 31, 2018. Many of our clients have been working with us for over ten years.

Customers:

Our customers value participation in our programs and access to our solutions because of the seamless service and relevant, best-in-class rewards we offer through our loyalty programs and the attractive lifestyle and protection services and enhanced benefits of our customer engagement programs. Depending on the nature of the relationship we have with a given client, customers may either purchase our programs directly from us or receive the benefits and solutions from our client. We derived approximately 42.5% of our net revenues for the year ended December 31, 2018 from subscribers and customers we obtained through our 10 largest clients.

As of December 31, 2018, we had approximately 44.3 million customers who received loyalty points-based management and redemption services or credit or debit card enhancement services and approximately 24.4 million subscribers and end-customers enrolled in our customer engagement programs worldwide.

Suppliers:

We provide benefits and services with our in-house capabilities, but we also contract with one or more of our many third-party suppliers to provide components for our programs and solutions, such as credit reports, travel content, gift cards and merchandise. Our flexible platforms allow for real-time integration with our suppliers, and they value their relationships with us because we provide them with significant incremental revenue by bundling their content with our own and offering these solutions through proprietary and supplementary distribution channels. Generally, our relationships with key suppliers are governed by long-term contracts (typically with initial terms of up to five years that renew automatically unless notice of non-renewal is given by either party prior to renewal).

Business Segments

We organize our business into the following three business segments:

•

Global Loyalty. This segment consists of all of our loyalty assets globally in which we are a provider of end-to-end loyalty solutions that help clients reward, enrich, motivate and retain customers, including program design, points management and administration, and broad-based fulfillment and redemption across multiple channels.

•

Global Customer Engagement. This segment consists of our customer engagement business, in which we are a leading global solutions provider that delivers a flexible mix of benefits and services for our clients that meet customers’ needs, including products that are designed to help consumers save money and gain peace of mind.

•	Legacy Membership and Package. This segment consists of certain global membership and package programs that are no longer being actively marketed but continue to be serviced and supported.

We use our proprietary technology platforms to support our business segments and deliver differentiated programs and solutions to our clients. The development and maintenance of our leading technology platforms is integral to our ability to maximize value from each of our client relationships.

Industry Overview

Loyalty and customer engagement programs and solutions provide incentives and benefits to major brands to support their loyalty and customer experience objectives. Businesses use loyalty and customer engagement programs and solutions to further integrate and enrich their relationships with existing customers and to engage and attract new customers.

Points-based loyalty programs offer many redemption options, including gift card, travel, merchandise, cash back and various other options. We believe the market for loyalty program services is substantial and growing, and we also believe redemption volumes continue to grow. In the United States, the number of loyalty program memberships was approximately 3.8 billion in 2016, increasing by 15% since 2014, according to the 2017 Colloquy Loyalty Census report. Internationally, we believe the market for loyalty program and redemption management offers significant growth opportunities.

Through our global customer engagement operations, we create and manage innovative programs and solutions that address key consumer needs such as greater peace-of-mind and meaningful savings. According to the Consumer Sentinel Network Data Book, a Federal Trade Commission (“FTC”) report, identity theft was the number two complaint reported to the FTC for the calendar year 2017.

Our Market Opportunity and Business Strategy

In 2016, we implemented a new globalized organizational structure to better support our key strategic initiatives and enhance long-term revenue growth. This organizational structure allowed us to combine similar lines of business on common platforms and shared infrastructures on a global basis to drive best practices and efficiencies, with meaningful cost savings. In addition, we are no longer materially investing in lines of business that we believe are not essential to our long-term growth prospects. We remain committed to our business strategy of pursuing initiatives that maintain and enhance our position as a global leader in loyalty and customer engagement solutions. The 2016 implementation of the global organizational structure marked another major step in our strategic plan and ongoing transformation into a pure-play loyalty solutions company.

Our strategy is to pursue initiatives that maintain and enhance our position as a global leader in the designing, administering and fulfilling of comprehensive loyalty and customer engagement solutions that strengthen and expand the value of customer relationships for our clients by creating and/or delivering valuable programs and solutions that generate incremental loyalty and to focus on attractive opportunities that will increase our profitability and cash flows. We believe there are substantial opportunities and demand for our programs and solutions, and the key elements of our strategy are to:

Capitalize on a Large Domestic Market for our Loyalty Solutions. We believe the domestic market for loyalty program services is substantial and growing; U.S. loyalty memberships grew from 3.3 billion in 2014 to 3.8 billion in 2016, a growth rate of 15%, according to the 2017 Colloquy Loyalty Census report. We also believe redemption volumes continue to grow and new technologies such as virtual personal assistants and conversational interfaces will continue to provide incremental transaction opportunities. We also continue to identify additional distribution opportunities for rewards and incentives. We believe there are additional opportunities to expand our loyalty business as both current and prospective clients increasingly determine that a loyalty program is a meaningful way to differentiate their services in highly-competitive industries and as consumers continue to respond to these programs as a cost-effective method of acquiring travel services and other rewards. We believe we have opportunities to increase the range of administrative and redemption services we currently provide to our clients, and we intend to leverage our experience and capabilities to broaden the addressable market to include other industries where rewards programs can be used to favorably influence consumer behavior.

Leverage our Travel Platform and Content and Services. We believe that our unique blend of our travel platform and our mix of content will continue to drive incremental transaction volume. Our travel platform embraces and enables real-time access to data critical to the enhancement of the customer experience, disruptive technologies that provide opportunities to enhance the customer experience throughout the travel lifecycle, and beacons and geo-based targeting that are critical to providing real-time rewards during the travel experience. In addition, our platform and mix of content is built to embrace new technology and services such as artificial intelligence leveraged to optimize the travel search experience, bots to facilitate real-time customer interactions, help streamline the booking process and serve a significant servicing function, and voice recognition as a significant part of the customer experience.

Continue to Expand the Global Footprint for our Customer Engagement Solutions. We believe that we are well positioned to provide our clients with comprehensive customer engagement programs and solutions offerings on a global basis. Our goal is to help our clients build new revenue sources and increase engagement by tailoring our programs and solutions to deliver impactful customer experiences. We are continuing to execute on our plan to extend our operations into new countries and geographic regions, including, most recently, Eastern Europe and emerging markets. We intend to continue our growth across the globe through both organic initiatives, including geographic expansion, as well as the continued evaluation of strategic acquisitions that strengthen our customer engagement programs and solutions, grow our distribution capabilities or enhance our scale. We also believe demand for incremental revenue sources by European financial institutions, e-tailers, retailers and telecom providers continues to increase.

Capitalize on Demand for Key Customer Engagement Programs and Solutions such as Identity Theft Protection, Personalized Data Protection and Consumer Savings. We believe there are additional opportunities to grow our customer engagement business both domestically and internationally, as we provide solutions that strengthen our partners’ existing customer relationships by engaging consumers and building brand loyalty thereby generating incremental revenue for our partners. We intend to expand and grow our existing portfolio focusing on financial institution clients, further penetrating and growing our ecommerce business, leveraging current assets and developing new capabilities, and evolve and modernize our engagement solutions offerings and platform to gain new business development traction. We believe consumers are increasingly focused on protecting their identity and credit accounts. According to the Consumer Sentinel Network Data Book, an FTC report, identity theft was the number two complaint reported to the FTC for the calendar year 2017. In addition, consumer demand for coupons and discounts continues to grow with expanded acceptance and delivery mechanisms.

Optimize Our Investment. Our ability to adjust and optimize the allocation of our investment across all of our clients, technology platforms, products and geographic regions based on the available opportunities will help us continue to maximize the returns on our businesses. We target minimum returns for all of our investments, incorporating the expected revenues, transaction volume, programming and administrative fees, persistency of customer tenure, commission rates and servicing and other variable costs for those clients and customers who utilize our programs and solutions. Our goal is to enrich and enhance our clients’ customer relationship by continuing to invest in our platform and solutions, and to continue to deliver relevant and leading products and services.

Focus on New Program Development. We continually develop and test new programs and solutions to identify consumer trends that can be converted into revenue-enhancing and customer engagement-building opportunities. These programs and solutions may include loyalty and enhancement services, identity theft protection products and purchase warranty offerings. We also consider acquisitions of new and complementary programs and technology to further enhance our offerings and generate additional revenue. In addition, we believe we have opportunities to enhance our existing services by enabling customers to engage more effectively through digital channels. For instance, many of our programs and solutions, such as loyalty rewards redemptions, leisure and travel discounts, and identity theft protection are designed with mobile-first users in mind, delivering customer-centric user journeys and featuring real-time availability of data.

Our Competitive Strengths

We believe our success and competitive advantage in providing comprehensive loyalty and customer engagement solutions is due to our ability to leverage a number of key strengths, including:

Flexible, Scalable, Custom and Secure Platforms. Our platforms provide end-to-end loyalty and customer engagement programs and solutions. Our platforms allow for a flexible mix of benefits and services to meet our clients’ needs. In addition, the scalability of our platforms allows us to continuously add new features, partners, programs and customer segments efficiently and effectively. We customize our loyalty and engagement programs and solutions to differentiate our client’s brand. Our clients’ customers’ data is protected ensuring that their program is secure and rewarding.

We believe our flexible, scalable, custom and secure platforms increase the value we provide to our clients, allowing for a best-in-class user experience and a competitive advantage over our peers.

Broad Capabilities for Loyalty Program Solutions. We continuously monitor technology and user experience trends, as well as redemption options available to consumers of a loyalty points program. We are able to fulfill consumers’ most preferred redemption options because of our extensive supplier network that includes direct relationships with hundreds of travel, merchandise and gift card providers, representing approximately 1,050 brands. We are also licensed as a travel agency, and based on our gross transactional sales volume, we believe that we operate one of the largest leisure travel agencies in the United States. We have the flexibility to offer our clients a full service solution or a disaggregated approach, customized to their needs. Our clients are able to leverage these capabilities to ensure that their loyalty programs are providing rewards that the consumer finds relevant and meaningful, which we believe increases the likelihood that the program will positively influence consumer behavior.

We believe that the range of the services we are able to provide to support our clients’ loyalty programs provides us with a sustainable advantage over competitors.

Broad Based Geographic Distribution. Because we operate in 19 countries outside of the U.S., with a significant and long-standing presence in the majority of Europe’s largest markets, including the United Kingdom, the Nordic countries, Spain, Italy, France and Germany, we are able to provide our loyalty and customer engagement solutions on a global basis to better serve our clients who may have operations and customers in multiple countries. We benefit from synergies generated across all of our operations, including the ability to leverage the knowledge and experience we gain from one country into a new territory.

We believe that our ability to focus our business development and marketing expenditures on opportunities which offer the highest return is a key advantage that allows us to maximize our profitability and cash flows.

Diverse Distribution Channels. We believe we have a strong presence in the financial institution vertical in our Global Loyalty and Global Customer Engagement businesses. We also have a strong presence with retailers and e-commerce companies. In addition, we have a growing presence in a variety of industries and verticals, such as with travel and hospitality companies and telecommunications and gaming companies.

We believe that our ability to focus our business development and investment on our most profitable opportunities in the most attractive markets, channels and industries, domestically and internationally, is a key advantage that allows us to maximize our profitability and cash flows.

Proprietary Technology and Data Analytics Capabilities. Based on the length of our operating history, we believe our technology and database of actual customer interactions is the largest and most comprehensive in the industry and cannot be replicated. Our technology platform supports subscriber management and points accounting functions and delivers a customer-centric experience for subscriber rewards accounts. We utilize our data analytics to develop highly targeted, customized loyalty and engagement programs and solutions across multiple channels and product offerings for each client with the goal of strengthening their customer relationships and more precisely identifying types of customers likely to find our programs and solutions of value. We are also able to utilize our predictive data analytics to anticipate shifts in the marketplace.

We believe our proprietary technology and data analytics capabilities enhance the profitability of our capital expenditures, allow us to better engage with customers, and help us to continue to secure and maintain long-term relationships with clients.

Strong, Long-Term Relationships with Clients. We have a long history of providing comprehensive loyalty and customer engagement solutions to leading companies in the U.S. and Europe. Because our services have broad-based consumer appeal and are relevant to any industry looking to enhance and extend the quality of their relationship across large-scale populations, our clients span a wide variety of industries, such as financial services, retail, e-commerce, travel, hospitality, and telecommunications, among others.

We believe that the strength and breadth of our relationships with our clients provide us with a competitive advantage in maintaining stable, diversified and predictable sources of revenue.

Committed and Experienced Management Team. We believe that our senior management and our talented and experienced professionals are a principal reason why we have achieved significant success in all of our businesses. Led by our Chief Executive Officer, Todd Siegel, who has been with us for over nineteen years, our six senior executives have a combined ninety-eight years of experience with Affinion Holdings.

We believe that the extensive experience and financial acumen of our management and marketing professionals provide us with a significant competitive advantage.

Programs and Solutions

Global Loyalty Solutions. We create and manage any and all aspects of our clients’ loyalty programs including program design, program management, technology platform, data analytics, points administration and rewards fulfillment. We manage loyalty solutions for points-based loyalty programs for many large financial institutions and other significant businesses. We provide our clients with solutions that meet the most popular redemption options desired by their program points holders, including travel, gift cards and merchandise, and, in 2018, we facilitated approximately $3.3 billion in redemption volume. Our loyalty programs are private-label, customizable, full-service rewards solutions that consist of a variety of configurations that are offered on a stand-alone and/or bundled basis depending on customer requirements.

We provide and manage reward products for loyalty programs through Connexions Loyalty, Inc. (“Connexions”), our wholly-owned subsidiary, which is a service provider for points-based loyalty programs such as Capital One’s Venture Card and Citibank’s ThankYou Rewards. We believe we are a leader in online and offline reward fulfillment as we fulfilled approximately 13.8 million redemptions in 2018 on an annualized basis. We do not retain any loyalty points-related liabilities. We typically charge a per-subscriber and/or a per-activity administrative fee to clients for our services. Connexions also provides clients with the ability to offer leisure travel as a subscriber benefit in a purchase environment, and a travel gift card, which can be used on all travel components, including airfare, rental car, hotel stays and cruise vacations.

We believe we are differentiated by our technology platform that supports member management and points accounting functions and delivers a best-in-class user experience for member rewards accounts. Our flexibility allows us to vary the rules and offerings in programs to maximize per customer revenues and profits. Our scalability allows us to continually add new features, partners, programs, and customer segments quickly, easily and securely. Our business rules allow each of our clients to segment their customer base with unique design and experience, seamlessly with the client’s brand. Our clients’ customers’ data is protected, meaning their loyalty program is rewarding and secure.

Global Customer Engagement Solutions. Through our global customer engagement operations, we create and manage innovative programs and solutions that address key consumer needs such as greater peace-of-mind and meaningful savings. We provide our solutions to leading companies in the financial institution, telecommunications, retail and travel sectors globally. These programs and solutions help our clients enrich their offerings to drive deeper connections, and encourage their customers to engage more, stay loyal and generate more value. For example, our solutions offer customers benefits and value-added services in the growing market of credit monitoring and identity-theft resolution services, which are intended to improve the subscriber’s sense of security and well-being, or discounts on many brand categories along with shop-at-home convenience in such areas as retail merchandise travel, automotive and home improvement.

Our customer engagement solutions may be categorized in two ways: (1) revenue enhancement, which is a traditional subscription-based model, and (2) engagement solutions, which is a fee-for-service or transactional based model.

In the revenue enhancement model, we provide incremental services for our clients to monetize their customer base. We also partner with clients to customize benefits that resonate with their brand and their customers’ needs.

In the engagement solutions model, we help clients differentiate their products and build strong customer relations. We also bundle appropriate rewards and benefits along the lifecycle of clients’ customers to create intimate, reciprocal connections that drive purchase decisions, interaction and participation over time.

Our principal customer engagement benefits are: (1) DataPal, a combination of benefits that secures users’ internet connection, simplifies password and document storage and scans the web for personal data; (2) PrivacyGuard and My Credit Tracker, which provides access to and monitoring of credit report, credit score and credit history to prevent identity-theft; (3) Complete Savings, which provides online shopping and access to discounts; (4) Enjoymore, a shopping program offering access to discounts on dining and cinema, and cash back on tickets and other events; and (5) Great Fun, a discount program offering everyday savings on dining, shopping, and admission to individual and family-oriented entertainment.

Clients

We are able to provide our loyalty and customer engagement solutions by utilizing the brand names and customer contacts of our clients. Our diversified base of clients includes approximately 2,900 companies in a wide variety of industries, including financial services, retail, travel, telecommunications, utilities and internet. Select clients include JPMorgan Chase, Wells Fargo, Transworld Entertainment, Trainline, Citibank and Capital One. In 2018, we derived approximately 42.5% of our net revenues from subscribers and end-customers obtained through our 10 largest clients.

With respect to our loyalty and engagement solutions operations, many of our principal partner agreements have a term of at least two years, which automatically renew for one-year periods and may be terminated at any time upon at least 90 days’ written notice, and we typically charge a per-subscriber and/or a per-activity administrative fee to clients for our services. Typically, our agreements with our clients for the marketing and servicing of our retail subscriber products are for fixed terms (typically one to three years, in the case of customer engagement), which automatically renew for one-year periods and may be terminated at any time upon at least 90 days’ written notice. Our clients are not subject to minimum marketing commitments that are material, individually or in the aggregate. While we generally do not have continued marketing rights following the termination of any marketing agreements, the vast majority of our marketing agreements allow us to extend or renew existing subscribers and bill and collect associated subscription fees following any termination. While we usually do not have rights to use marketing partner branding in new marketing following termination of a marketing agreement, the products we provide to subscribers are either our standard products, which do not require our marketing partner’s branding, or are co-branded products for which we typically have the ability to continue to service as co-branded products. Generally, our clients agree not to solicit our subscribers for substantially similar services both during the term of our agreement and following any termination thereof.

Global Loyalty. We had 40 clients at December 31, 2018, which include leading financial institutions, gaming companies, brokerage houses, automotive companies, premier hotels and travel-related companies.

Global Customer Engagement. We had approximately 800 clients in multiple industries at December 31, 2018. Our relationships with our largest partners typically encompass multiple products and/or types of marketing channels. In general, we have long-standing relationships with our partners. Our international clients include some of Europe’s most prominent retail banks and telecommunications companies.

Customers

As of December 31, 2018, we had approximately 24.4 million subscribers and end-customers enrolled in our customer engagement programs worldwide and approximately 44.3 million customers who received credit or debit card enhancement services and loyalty points-based management services. We offer our programs and solutions to our customers through approximately 2,900 clients as of December 31, 2018. We market to customers using direct mail, online marketing, point-of-sale marketing, telemarketing and other marketing methods.

Global Loyalty. As of December 31, 2018, we had approximately 44.3 million customers who received loyalty points-based management and redemption services or credit or debit card enhancement services.

Global Customer Engagement. As of December 31, 2018, we had approximately 1.2 million subscribers and end-customers in the U.S. We target customers of our clients who are willing to pay a fee to gain access to a multitude of discount programs or want to improve their sense of security and well-being. As of December 31, 2018, we had approximately 17.4 million international package customers and approximately 2 million customers in 19 countries, primarily in Europe.

Third Party Suppliers

We partner with a large number of third-party suppliers to provide fulfillment of many of our programs and solutions. Generally, our relationships with key suppliers are governed by long-term contracts (typically, with initial terms of up to five years that renew automatically unless notice of non-renewal is given by either party prior to renewal). As we have a large number of suppliers, we are generally not dependent on any one vendor and have alternative suppliers should we need to replace an existing vendor. We believe we have very good relationships with our suppliers who value their relationship with us as we are able to provide them with access to a large customer base through our clients, many of whom are leaders in their respective industries. In addition, because we purchase large volumes of services across our various businesses, we are able to achieve significant price discounts from our suppliers.

Global Loyalty. Connexions acts as a business process outsourcer for points-based loyalty products and provides enhancement benefits to credit and debit card issuers. While many of the services Connexions provides are sourced in-house as a result of Connexions’ proprietary technology platform and program design support, third-party suppliers are used to provide additional benefit enhancements. These benefit enhancements are supplied by our loyalty benefits suppliers. We work directly with approximately 500 suppliers to obtain rewards and provide loyalty clients with access to more than 8,200 available merchandise models.

Global Customer Engagement. We partner with a variety of third-party suppliers to provide services, benefits and fulfillment for many of our programs. Some of our largest vendor relationships relate to the provisions of certain benefits embedded in our PrivacyGuard® product and AutoVantage product. Global Customer Engagement services its clients using a variety of third-party suppliers to provide benefits, fulfillment and delivery for some of our programs. In addition, we also have key supplier relationships with third parties for benefits related to sports and entertainment events as well as the provision of certain benefits embedded in our identity theft protection products. Global Customer Engagement also uses third-party suppliers for its print and fulfillment products.

Our Technology Platform and Operations

We deliver tailored programs and solutions through our platform of proprietary technology, end-to-end customer service and benefits catalogue. Technology development and product development is integral to our ability to maximize value from each of our client relationships. In developing our programs and solutions, we focus on leveraging marketplace trends and increasing loyalty, with a critical focus on the needs of the consumer. We continue to make significant product development investments to ensure that our proprietary technology meets industry leadership standards and can be seamlessly integrated and customized to further support our clients’ brands and loyalty strategy.

When we enhance existing and/or develop new programs and solutions, we take into account not only the combination of benefits that will make up the program or solution, but the characteristics of the customers to whom we will target.

We also research, build and launch custom partner programs and solutions that we create uniquely for clients to address specific needs of these clients and their customers.

Proprietary Technology. Our proprietary technology allows our clients to integrate and enrich relationships with their customers, supporting our value proposition in the marketplace. We focus on utilizing our proprietary technology to deliver programs and solutions that motivate and inspire loyalty by consumers.

We continue to make investments to maintain and update our proprietary technology to remain competitive in the marketplace. Our technology platform is also built to embrace new technologies and innovation such as artificial intelligence and voice recognition used to enhance the customer experience.

End-to-End Customer Service. We provide full customer service support and delivery globally, including enrollment, benefits support, fulfillment, billing and payment. We focus on integrating and optimizing the customer journey through our end-to-end customer service.

Servicing and enrollment requests are processed through a workflow and messaging interface with our suppliers and are stored within our subscriber management platform. This framework allows us to keep a virtual inventory of programs and solutions, as well as store customer information for future investment analysis. Customer servicing and billing information is fed into the financial ledger and business intelligence platform for billing and future investment analysis.

Benefits Catalogue. We believe that our ability to customize programs and solutions utilizing a broad range of benefits that we provide enables us to meet the complex and highly specialized customer engagement needs of our clients and their customers. Our benefits catalogue may be categorized generally as addressing one of two broad categories of fundamental consumer needs: (1) protection and peace-of-mind services or (2) savings on lifestyle-oriented purchases and loyalty solutions.

Our loyalty programs offer many redemption options, including gift card, travel, merchandise, cash back and various other options. Our customer engagement programs and solutions offer benefits including credit monitoring, access to credit reports, online data monitoring, online shopping and access to savings such as dining discounts, cinema discounts and cash back on tickets and other events, and concierge services.

Processing

The processing responsibilities of the operations group can be divided into: (1) travel fulfillment; (2) gift card fulfillment; (3) merchandise fulfillment; (4) enrollments; (5) fulfillment packages; and (6) billing.

Travel Fulfillment. Loyalty Travel Agency LLC, our full-service travel agency, is dedicated primarily to servicing our customers; however, it also provides travel agency services to our clients, mainly for loyalty rewards redemptions and related services.

Gift Card Fulfillment. Through an in-house gift card fulfillment facility, we deliver approximately 7.5 million gift card rewards annually, and we have approximately 200 merchant relationships directly sourced and managed.

Merchandise Fulfillment. We provide merchandise rewards fulfillment to our clients’ customers with access to approximately 10,700 products from over 750 top brands. We manage the process of customers purchasing merchandise products, but we outsource delivery logistics to back-end suppliers. While we manage the fulfillment process, we generally do not take ownership or physical possession of any of the products being delivered.

Enrollments. Enrollment information is sent to us through a variety of different media, including mail, electronic file transfer from clients and telemarketing vendors and the internet. Average turnaround time from receipt to enrollment is approximately 24 hours.

Fulfillment Packages. Fulfillment packages, which include enrollment materials and premiums (e.g., coupons and “hard” premiums) sent to customers via mail and electronically, are produced in thousands of combinations for our global customer engagement programs. Fulfillment orders are generally transmitted to the appropriate fulfillment supplier by the next business day following receipt of the order.

Billing. We have the ability to accept a variety of different payment account types, including Visa (debit and credit), MasterCard (debit and credit), Discover, American Express, retail company proprietary cards, PayPal, and checking and savings accounts. We use both generic and direct processing methods and work closely with a variety of payment processors and our clients to maximize our ultimate collection rates.

Competition

We are a leading loyalty and customer engagement solutions company with value-added programs and services with a network of approximately 2,900 clients as of December 31, 2018, approximately 24.4 million subscribers and end-customers enrolled in our customer engagement programs worldwide and approximately 44.3 million customers who received credit or debit card enhancement services and loyalty points-based management and redemption services as of December 31, 2018. Our leadership position in the marketing and loyalty points program management industries is due to our nearly 40-year track record and our core strengths in the areas of multi-channels marketing, data analytics, customer service and operations. We also believe our portfolio of programs and benefits is the broadest in the industry, and that we are capable of providing the full range of administrative services for loyalty points programs. At December 31, 2018, we offered 13 core products and services with over 210 unique benefits and supported more than 4,100 versions of products and services representing different combinations of pricing, benefit configurations and branding.

Our competitors include any company seeking direct and regular access to large groups of customers through any direct marketing channel, as well as any company capable of managing loyalty points programs or providing redemption options for those programs. Our products and services compete with those marketed by financial institutions and other third parties who have marketing relationships with our competition, including large, fully integrated companies that have financial, marketing and product development resources that are greater than ours. We face competition in all areas of our business, including price, product offerings and product performance. As a whole, the direct marketing services industry is extremely fragmented, while competition in loyalty points program administration is somewhat more concentrated. Most companies in the direct marketing services industry are relatively small and provide a limited array of products and services. In general, competition for the consumer’s attention is intense, with a wide variety of players competing in different segments of the direct marketing industry. More specifically, competition within our business lines comes from companies that vary significantly in size, scope and primary core competencies.

Global Loyalty Solutions. Participants in the loyalty arena provide in-house rewards programs and utilize third-party providers. Such third-party providers design, market and manage rewards-based loyalty programs for businesses that either have no desire to manage such programs or lack the core competencies necessary to compete in the industry effectively. Key industry participants include Maritz Loyalty Marketing, Blackhawk, Expedia, Bridge2Solutions and Epsilon.

Customer Engagement Solutions. The customer engagement solutions industry is characterized by a high degree of competition. Participants in this industry include engagement services companies, such as AAA, LifeLock and Intersections, as well as the credit bureaus, Experian, Equifax and TransUnion, and large retailers, travel agencies, insurance companies and financial service institutions. Internationally, on the customer engagement side of the business, competitors include Card Protection Plan, LV8, Plebicom S.A., as well as large retailers, travel agencies, insurance companies and financial service institutions. Key competitors in the package business include Card Protection Plan, MobileServ Limited, and Lifestyle Service Group in the United Kingdom, Serisystem and Jakala in Italy, MehrWert Servicegesellschaft in Germany and Falck in Norway.

Intellectual Property

We own or have licenses to use a large number of patents relating to a significant number of programs and processes. We also have certain significant material trademarks including, but not limited to Affinion Group, Connexions Loyalty, Affinion International, AutoVantage, Buyers Advantage, CompleteHome, Enhanced Checking, HealthSaver, Hot-Line, NHPA, PrivacyGuard, Shoppers Advantage, Small Business Solutions, Travelers Advantage, Trilegiant and Wellness Extras. We use our trademarks in the marketing of our services and products offerings. We renew our trademarks on a regular basis. No individual patent or trademark is considered to be material to our business; however, our overall portfolio of patents and trademarks is a valuable asset.

Employees

As of December 31, 2018, we employed 3,069 people, of which approximately 53% are located in the United States and the remaining 47% are in our international offices.

Governmental and Regulatory Matters

Our business is subject to U.S. federal and state regulation as well as regulation by governments and authorities in foreign jurisdictions. Certain regulations that govern our operations include: federal, state and foreign marketing laws; federal, state and foreign privacy laws; and federal, state and foreign insurance and consumer protection regulations. Federal regulations are primarily enforced by the FTC, the Federal Communications Commission (“FCC”) and the Consumer Financial Protection Bureau (“CFPB”). State regulations are primarily enforced by individual state attorneys general. Foreign regulations are enforced by a number of regulatory bodies in the relevant jurisdictions.

Federal and State Marketing Laws. The FTC, CFPB and each of the states have enacted consumer protection statutes designed to ensure that consumers are protected from unfair, deceptive and abusive marketing practices. We review all of our marketing materials for compliance with applicable federal and state regulations and state marketing laws.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”) mandates the most wide-ranging overhaul of financial industry regulation in decades. Dodd-Frank was signed into law on July 21, 2010. Dodd-Frank created the CFPB that became operational on July 21, 2011 and has the authority to regulate all consumer financial products sold by banks and non-bank companies.

Billing Regulations. In 1978, Regulation E was issued by the Federal Reserve Board of Governors to implement the Electronic Fund Transfer Act (the “EFT”). The EFT provides for rights and duties of consumers and financial institutions in connection with debit or credit “electronic fund transfers”- transfers to or from demand, savings, or other deposit accounts initiated through computer or magnetic tape, telephones, point-of-sale terminals, ATMs, or any other electronic device. It includes all transfers resulting from debit card transfers, whether or not they involve an electronic terminal. We have implemented billing solutions across our businesses to comply with the EFT.

Additionally, in connection with the sale of its products and services, the Company permits customers to make payment by means of automated clearing house (“ACH”) funds transfers from bank accounts, direct bank account debits, credit cards and debit cards. The Company accepts authorizations for these customer payments by means of the telephone, the internet and postal mail. In connection with its payment acceptance activities, the Company is subject to the operating rules and procedures of the card associations and card networks (including Visa and MasterCard) and the payment rules governing ACH payments and electronic funds transfers. The Company is also subject to federal and state laws that impose certain requirements on merchants when accepting payments, including recurring payments, from customers. These payment system rules and laws are subject to amendment and new interpretations from time to time which may impose new costs on the Company’s operations and materially impact the services we provide. The Company has adopted policies and procedures across our businesses to comply with these payment system rules and laws.

Federal Privacy Laws. The Financial Modernization Act of 1999, also known as the Gramm-Leach-Bliley Act (“GLB”), includes provisions to protect consumers’ personal financial information held by financial institutions. GLB places restrictions on the ability of financial institutions to disclose non-public personal information about their customers to non-affiliated third parties and also prohibits financial institutions from disclosing account numbers to any non-affiliated third parties for use in telemarketing, direct mail marketing or other marketing to consumers. We have implemented privacy solutions across our businesses designed to comply with GLB.

Additionally, several bills have been proposed in Congress that could restrict the collection and dissemination of personal information for marketing purposes. If any such legislation is passed, we would implement appropriate procedures and practices to comply with such laws.

State Privacy Laws. In addition to federal legislation, some states are considering or have passed laws restricting the sharing of customer information. For example, the California Financial Information Privacy Act (“SB-1”) places restrictions on financial institutions’ ability to share the personal information of their California customers. We have established a privacy solution that is designed to comply with the requirements of SB-1.

Other Foreign Regulations. Our European operations are subject to privacy and consumer protection regulations. Many of these regulations are based on EU Directives which are adopted as laws by countries within the EU in which Affinion International conducts its operations. These include:

•	General Data Protection regulation: imposing security obligations, consent requirements, and restrictions on the processing, use and transmission of customers’ personal data;

•	Privacy and Electronic Communications regulation: regulating unsolicited marketing activities carried out by telephone, fax and e-mail to users/subscribers;

•	Electronic Commerce regulation: imposing certain disclosure and operational requirements in relation to websites and internet marketing and sales activities;

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The Second Payment Services Directive: commencing in September of 2019, it will require a two-factor consumer authentication based on the use of two or more elements categorized as knowledge (i.e., something only the consumer knows), possession (i.e., something only the consumer possesses), and inherence (i.e., something the consumer is) for all electronic payments which are not exempted under the directive, including for recurring payments and one-off payments with a value above the directive’s threshold;

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Distance Selling regulation: requiring information disclosure and “cooling off periods” in contracts for goods or services (other than financial services) supplied to a consumer where the contract is made exclusively by means of distance communication;

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Insurance Distribution Directive: requiring information disclosure and related obligations (including authorization and reporting) on entities that arrange, advise on, administer or otherwise engage in insurance intermediary activities;

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Distance Marketing regulation: requiring information disclosure and “cooling off periods” in contracts for financial services supplied to a consumer where the contract is made exclusively by means of distance communication;

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Unfair Terms and other consumer protection regulation: requiring that consumer terms and conditions be fair and reasonable and not misleading, and that certain information be made available to consumers and setting basic rules on responding to complaints;

•	Consumer Credit regulations: requiring licensing for the provision of credit information services;

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Travel services regulations and Package Travel Directive: requiring licensing and bonding for travel agency and tour operators, and regulations governing the conduct of such services including contractual liability between parties, terms and conditions and resolution of disputes; and

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Consumer Rights Directive: harmonizing certain consumer rights across Europe, including requiring that consumers receive certain pre-contract information, clarifying cancellation rights for distance and off-premises contracts and digital products contracts, and prohibiting excessive surcharges on payment cards and telephone lines.

In addition, there are various self-regulatory codes of advertising and direct marketing practice. We have established procedures designed to comply with the requirements of these codes and practices. Further, the FCA and other international regulators and competent authorities may change or introduce new laws or regulations that materially impact the membership, package enhancement and other services we provide.

Legal Proceedings

Litigation

In the ordinary course of business, the Company is involved in claims, governmental inquiries and legal proceedings related to employment matters, contract disputes, business practices, trademark and copyright infringement claims and other commercial matters. The Company is also a party to lawsuits which were brought against it and its affiliates and which purport to be a class action in nature and allege that the Company violated certain federal or state consumer protection statutes (as described below). The Company intends to vigorously defend itself against such lawsuits.

On August 27, 2010, a former member of Webloyalty’s membership programs filed a putative class action lawsuit against Webloyalty, one of its former clients, and one of the credit card associations in the United States District Court for the District of Connecticut (the “Connecticut District Court”). The plaintiff alleged that Webloyalty’s enrollment of the plaintiff using debit card information obtained from a third party via data pass, and not directly from the plaintiff, was deceptive. The plaintiff seeks to represent a nationwide class of consumers whose credit or debit card data was transferred to Webloyalty via data pass on or after October 1, 2008. The complaint, which was amended several times, asserted, among others, claims for violations of the Electronic Funds Transfer Act (“EFT”), the Electronic Communications Privacy Act (“ECPA”), and the Connecticut Unfair Trade Practices Act (“CUTPA”) as well as other common law claims. On October 15, 2015, the Connecticut District Court entered judgment dismissing all claims with prejudice. The plaintiff appealed that judgment to the United States Court of Appeals for the Second Circuit (the “Second Circuit”). On December 20, 2016, the Second Circuit affirmed the Connecticut District Court’s dismissal in part, but reversed and remanded the dismissal of claims against Webloyalty and its former client under CUTPA and the EFT. The defendants have answered the remaining counts of the complaint and denied any liability. The defendants have also filed a motion for judgment on the pleadings on the plaintiff’s CUTPA claim, and for summary judgment on his EFT claim. On October 26, 2018, the Connecticut District Court entered summary judgment for defendants on the EFT claim, declined to exercise supplemental jurisdiction over the CUTPA claim, and dismissed the CUTPA claim without prejudice. The Connecticut District Court also directed the clerk to close the file. On December 6, 2018, the plaintiff noticed an appeal to the Second Circuit.

On June 7, 2012, a factually similar class action lawsuit was filed against Webloyalty in the U.S. District Court for the Southern District of California (the “District Court of S.C.”). After filing several amended complaints, the plaintiff asserted a variety of claims, including claims under the EFT, the ECPA, California Business and Professional Code § 17200, et seq. (the “CBPC”), CUTPA, various privacy statutes, and common law. The plaintiff did so on behalf of a purported nationwide class of consumers whose credit or debit card information was obtained by Webloyalty via data pass, and had their credit or debit cards charged on or after October 1, 2008. On June 22, 2015, the District Court of S.C. entered judgment dismissing the plaintiff’s federal claims with prejudice, and his state claims without prejudice. The plaintiff appealed that judgement to the United States Court of Appeals for the Ninth Circuit (the “Ninth Circuit”). On March 28, 2017, the Ninth Circuit affirmed the dismissal of the plaintiff’s ECPA and privacy-based state law claims, but reversed and remanded the dismissal of other claims, including the plaintiff’s claims under the EFT, CBPC, and CUTPA. On September 5, 2017, the plaintiff filed a third amended complaint, which asserts the claims that were remanded by the Ninth Circuit. Webloyalty has answered the complaint and denied all liability. On June 29, 2018, the plaintiff moved for class certification on his claims for violation of the EFT on behalf of a nationwide class, and on his claims for conversion, and violation of CBPC on behalf of a California class. The court held a hearing on this motion on October 29, 2018, and has taken it under advisement. Discovery has been stayed pending the outcome of that decision.

On May 11, 2016, Kohl’s Department Stores, Inc. (“Kohl’s”) filed a third-party complaint against Trilegiant in the United States District Court for the Eastern District of Pennsylvania (the “District Court of E. Pa.”), alleging claims for indemnification, contribution and breach of contract. The third-party complaint arises in a case filed in the same court on February 13, 2015, in which a putative class action has been brought against Kohl’s and the issuer of Kohl’s credit cards alleging breach of the covenant of good faith and fair dealing and unjust enrichment. Kohl’s third-party complaint alleged that Trilegiant breached alleged obligations to Kohl’s under a marketing agreement between Trilegiant and Kohl’s through which a Trilegiant membership program was offered to Kohl’s credit card customers, including Trilegiant’s purported obligation under that agreement to indemnify Kohl’s and participate in its defense of the class action. Kohl’s third-party complaint sought damages from Trilegiant, including amounts for which Kohl’s may be liable to the named plaintiffs or the putative class in the class action relating to their claims pertaining to Trilegiant’s membership program and Kohl’s costs, including attorney fees, of defending against such claims. On March 1, 2017, the parties entered into a settlement and release wherein Trilegiant agreed to make a payment to Kohl’s of approximately $0.3 million and to pay 30% of Kohl’s on-going legal fees in the putative class action, capped at $0.4 million (excluding Trilegiant’s initial payment of approximately $0.3 million), to resolve Kohl’s indemnification, contribution and breach of contract claims against Trilegiant with respect to fees and expenses that Kohl’s has incurred or will incur in connection with its defense of the putative class action. Kohl’s reserved its right to seek indemnity from Trilegiant for any liability Kohl’s may incur to the plaintiffs in the putative class action relating to Trilegiant’s membership program. The third-party complaint was dismissed without prejudice by stipulation of the parties on March 10, 2017.

On August 18, 2016, Lion Receivables 2004 Trust (“Lion”) served Long Term Preferred Care, Inc. (“LTPC”), a subsidiary of ABG, with a complaint (the “Lion Litigation”), which was filed in the United States District Court for the State of Delaware (the “District Court of Delaware”). In the complaint, Lion alleges that LTPC made certain inaccurate representations and warranties in the Commission Purchase Agreement, dated as of December 30, 2004, between LTPC and Lion. Lion seeks compensatory damages, pre-judgment and post-judgment interest, and attorneys’ fees. LTPC filed a motion to dismiss in response to the complaint on October 24, 2016. On March 20, 2017, a magistrate judge recommended the Court deny LTPC’s motion to dismiss. On August 31, 2017 the District Court of Delaware adopted the magistrate’s recommendation denying LTPC’s motion to dismiss. On September 14, 2017, LTPC filed its Answer and Defenses to the complaint. Pursuant to the Company’s purchase agreement with Cendant, certain Cendant entities have agreed to indemnify us for any liability relating to this matter. Plaintiffs served their First Set of Requests for Production of Documents and Things on December 29, 2017. Discovery is nearing completion. A trial is set for September 2019.

On November 30, 2015, PNC Bank, N.A. (“PNC”) filed a pleading called a Praecipe for Writ of Summons (the “Writ”) in the Court of Common Pleas of Allegheny County, Pennsylvania, naming as defendants Trilegiant Corporation, ABG, Affinion and/or Affinion Holdings. The parties participated in a non-binding mediation on September 13, 2016. The parties were unable to resolve their dispute in the mediation. On November 18, 2016, PNC filed a complaint in the Pennsylvania Court of Common Pleas against Trilegiant for indemnification, breach of contract, unjust enrichment and breach of implied covenant of good faith and fair dealing. The complaint also alleges negligence and intentional misconduct by other Affinion entities. These claims arise out of consent orders that PNC entered into with the OCC to settle the OCC’s Section 5 claim against it. According to PNC, the damages it incurred pursuant to those consent orders were the result of Trilegiant’s failure to properly service PNC’s customers. Trilegiant’s preliminary objections to PNC’s complaint were filed on January 12, 2017. On January 30, 2017, the case was transferred from the Pennsylvania Court of Common Pleas to the Commerce Court and Complex Litigation Center. Oral argument on Trilegiant’s preliminary objections was held on May 9, 2017. On May 25, 2017, the court issued its opinion, dismissing some claims, but keeping the indemnification and unjust enrichment claims. On June 19, 2017, the defendants filed their answer. Discovery is ongoing.

On November 19, 2018, Hartford Life and Accident Insurance Company (“Hartford”) served Franklin Madison Group, formerly ABG (“Franklin Madison”), with a complaint in Superior Court for the Judicial District of Hartford, Connecticut. The complaint alleges breach of contract arising out of a May 24, 2004 Administrative Services Agreement and Contingent Commission Agreement (the “Hartford Matter”). Pursuant to the 2018 Membership Interest Purchase Agreement in connection with the sale of ABG, the Company agreed to assume the defense and indemnify the purchaser for the Hartford Matter. The case has been moved to the complex litigation docket and discovery is underway.

Other Contingencies

From time to time, the Company receives inquiries from federal and state agencies, which may include the FTC, the FCC, the CFPB, state attorneys general and other state regulatory agencies. The Company responds to these matters and requests for documents, some of which may lead to further investigations and proceedings. Additionally, certain of our clients have become, and others may become, involved in legal proceedings or governmental inquiries relating to our programs and solutions or marketing practices. As a result, we may be subject to claims under our marketing agreements, and as of December 31, 2018 we have accrued $4.6 million for certain asserted claims, including claims for which no litigation has been commenced.

From time to time, our international operations also receive inquiries from consumer protection, insurance or data protection agencies. The Company responds to these matters and requests for documents, some of which may lead to further investigations and proceedings.

During the year ended December 31, 2017, a charge of $23.2 million was recorded relating to a cyber theft. An insurance claim related to this cyber theft is currently being pursued with the Company’s carriers and we expect a recovery in a future period which will be recorded when realizable. The Company believes that the amount accrued for the above litigation and contingencies matters is adequate, and the reasonably possible loss beyond the amounts accrued will not have a material effect on its consolidated financial statements, taken as a whole, based on information currently available. However, litigation is inherently unpredictable and, although the Company believes that accruals are adequate and it intends to vigorously defend itself against such matters, unfavorable resolution could occur, which could have a material effect on the Company’s consolidated financial statements, taken as a whole.

Management’s Discussion and Analysis of Financial Condition and Unaudited Results of Operations

Description of Business

Affinion Holdings develops programs and solutions that motivate and inspire loyalty. Through our proprietary technology platforms and end-to-end customer service capabilities, we design, administer and fulfill loyalty and customer engagement programs and solutions that strengthen and expand the value of customer relationships for many of the world’s largest and most respected companies. Our programs and solutions include:

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Loyalty solutions that help reward, motivate and retain consumers. We create and manage any and all aspects of our clients’ points-based loyalty programs, including design, platform, analytics, points management and fulfillment. Our loyalty solutions offer relevant, best-in-class rewards (such as travel, gift cards and merchandise) to consumers enabling clients to motivate, retain and thank their best customers. For example, our platform and technology support points-based programs for financial services, automotive, gaming, travel and hospitality companies.

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Customer engagement programs and solutions that address key consumer needs such as greater peace of mind and meaningful savings for everyday purchases. We provide these solutions to leading companies in the financial institution, telecommunications, ecommerce, retail and travel sectors globally. These differentiated programs help our clients enrich their offerings to drive deeper connections with their customers, and to encourage their customers to engage more, stay loyal and generate more revenue for our clients. For example, we develop and manage programs such as identity theft protection, credit monitoring, savings on everyday purchases, concierge services, discount travel services and roadside assistance.

The Company had a domestic insurance business that served as a leading third-party agent, administrator and marketer of certain accident and life insurance solutions. We completed the sale of the domestic insurance business, which comprised substantially all of our Insurance Solutions operating segment, on August 15, 2018. The divestiture of the domestic insurance business marked an additional step in our strategic plan and ongoing transformation into a pure-play loyalty solutions company.

Our financial business model is characterized by substantial recurring revenues. We generate revenue primarily in three ways:

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Fee for service: we generate revenues from our clients through our loyalty business by designing (management, analytics and customer experience) and administering points-based loyalty programs on a platform licensing, fee-for-service basis. We also generate revenues for desired customer engagement programs and solutions, typically through a licensing and/or per-user fee.

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Commission or transaction fee: we earn a commission from our suppliers and/or a transaction fee from our clients based on volume for enabling or executing transactions such as fees generated from loyalty points related purchases and redemption. We can also generate revenues based on a per-subscriber and/or a per-activity commission fee from our clients for our services.

•	Subscription: we generate revenues through the sale of our value-added subscription-based programs and solutions to the customers of our clients whom we bill on a monthly, quarterly or annual basis.

Global Reorganization

Effective January 1, 2016, we implemented a new globalized organizational structure (the “Global Reorganization”) to better support our key strategic initiatives and enhance long-term revenue growth. This organizational structure allows us to combine similar lines of business on common platforms and shared infrastructures on a global basis to drive best practices and efficiencies with meaningful cost savings. In addition, we no longer materially invest in lines of business that we believe are not essential to our long-term growth prospects. We remain committed to our business strategy of pursuing initiatives that maintain and enhance our position as a global leader in loyalty and customer engagement solutions. The implementation of the Global Reorganization and divestiture of the domestic insurance business marked major steps in our strategic plan and ongoing transformation into a pure-play loyalty solutions company.

We have the following three operating segments:

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Global Loyalty. This segment consists of all of our loyalty assets globally in which we are a provider of end-to-end loyalty solutions that help clients reward, enrich, motivate and retain customers, including program design, points management and administration, and broad-based fulfilment and redemption across multiple channels.

In this operating segment, we create and manage any and all aspects of our clients’ loyalty programs including program design, program management, technology platform, data analytics, points administration and rewards fulfillment. We manage loyalty solutions for points-based loyalty programs for many large financial institutions and other significant businesses. We provide our clients with solutions that meet the most popular redemption options desired by their program points holders, including travel, gift cards and merchandise. Our loyalty programs are private-label, customizable, full-service rewards solutions that consist of a variety of configurations that are offered on a stand-alone and/or bundled basis depending on customer requirements.

We provide and manage reward products for loyalty programs through Connexions, our wholly-owned subsidiary, which is a service provider for points-based loyalty programs. We typically charge a per-subscriber and/or a per-activity administrative fee to clients for our services. Connexions also provides clients with the ability to offer leisure travel as a subscriber benefit in a purchase environment, and a travel gift card which can be used on all travel components, including airfare, rental car, hotel stays and cruise vacations.

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Global Customer Engagement. This segment consists of our customer engagement business, in which we are a leading global solutions provider that delivers a flexible mix of benefits and services for our clients that meet customers’ needs, including products that are designed to help consumers save money and gain peace of mind.

Through our global customer engagement operations, we create and manage innovative programs and solutions that address key consumer needs such as greater peace-of-mind and meaningful savings. We provide our solutions to leading companies in the financial institution, telecommunications, retail and travel sectors globally.

Our customer engagement solutions may be categorized in two ways: (1) revenue enhancement, which is a traditional subscription-based model and (2) engagement solutions, which is a fee-for-service or transactional based model.

In the revenue enhancement model, we provide incremental services for our clients to monetize their customer base. We also partner with clients to customize benefits that resonate with their brand and their customers’ needs.

In the engagement solutions model, we help clients differentiate their products and build strong customer relations. We also bundle appropriate rewards and benefits along the lifecycle of clients’ customers to create intimate, reciprocal connections that drive purchase decisions, interaction and participation over time.

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Legacy Membership and Package. This segment consists of certain global membership and package programs that are no longer being actively marketed but continue to be serviced and supported. This segment includes membership programs that were marketed with many of our large domestic financial institution partners. Although we will continue to service these members, we expect that cash flows and revenues will decrease over time due to the anticipated attrition of the member base in this operating segment.

Factors Affecting Results of Operations and Financial Condition

Competitive Environment

We are a leading loyalty and customer engagement solutions company with value-added programs and services with a network of approximately 2,900 clients as of December 31, 2018, approximately 44.3 million subscribers and end-customers enrolled in our customer engagement and insurance programs worldwide and approximately 24.4 million customers who received credit or debit card enhancement services and loyalty points-based management and redemption services as of December 31, 2018. We believe our portfolio of programs and benefits is the broadest in the industry, and that we are capable of providing the full range of administrative services for loyalty points programs. At December 31, 2018, we offered 13 core products and services with 210 unique benefits and supported more than 4,100 versions of products and services representing different combinations of pricing, benefit configurations and branding.

Our competitors include any company seeking direct and regular access to large groups of customers through any direct marketing channel, as well as any company capable of managing loyalty points programs or providing redemption options for those programs. Our products and services compete with those marketed by financial institutions and other third parties who have marketing relationships with our competition, including large, fully integrated companies that have financial, marketing and product development resources that are greater than ours. We compete for significant portfolios of large clients with needs that are suited to scalable servicing and that demand superior customer service and offerings for a material portion of their business. We face competition in all areas of our business, including price, product offerings and product performance. As a whole, the direct marketing services industry is extremely fragmented, while competition in loyalty points program administration is somewhat more concentrated. Most companies in the direct marketing services industry are relatively small and provide a limited array of products and services. In general, competition for the consumer’s attention is intense, with a wide variety of players competing in different segments of the direct marketing industry. More specifically, competition within our business lines comes from companies that vary significantly in size, scope and primary core competencies.

Financial Industry Trends

Historically, financial institutions have represented a significant majority of our marketing partner base. Consumer banking is a highly regulated industry, with various federal, state and international authorities governing various aspects of the marketing and servicing of the products we offer through our financial institution partners.

For instance, Dodd-Frank mandates the most wide-ranging overhaul of financial industry regulation in decades. Dodd-Frank created the CFPB which became operational on July 21, 2011, and has been given authority to regulate all consumer financial products sold by banks and non-bank companies. These regulations have imposed additional reporting, supervisory, and regulatory requirements on our financial institution clients which have adversely affected our business, financial condition and results of operations. In addition, even an inadvertent failure of our financial institution clients to comply with these laws and regulations, as well as rapidly evolving social expectations of corporate fairness, could adversely affect our business or our reputation going forward. Some of our clients have become involved in governmental inquiries that include our products or marketing practices. As a result, certain financial institution clients have, and others could, delay or cease marketing with us, terminate their agreements with us, require us to cease providing services to subscribers, or require changes to our programs or solutions to subscribers that could also have a material adverse effect on our business.

In certain circumstances, our financial institution clients have sought to source and market their own in-house programs and solutions, most notably programs and solutions that are analogous to our credit card registration, credit monitoring and identity-theft resolution programs and solutions. As we have sought to maintain our market share in these areas and to continue these programs and solutions with our clients, in some circumstances, we have shifted from a retail arrangement to a fee for service arrangement which results in lower net revenue, but unlike our retail arrangement, has no related commission expense, thereby preserving our ability to earn a suitable rate of return on the campaign.

Regulatory Environment

We are subject to federal and state regulation as well as regulation by foreign authorities in other jurisdictions. Certain laws and regulations that govern our operations include: federal, state and foreign marketing and consumer protection laws and regulations; federal, state and foreign privacy and data protection laws and regulations; federal, state and foreign insurance and insurance mediation laws and regulations; and federal, state and foreign travel laws and regulations. Federal regulations are primarily enforced by the Federal Trade Commission, the Federal Communications Commission and the CFPB. State regulations are primarily enforced by individual state attorneys general and insurance departments. Foreign regulations are enforced by a number of regulatory bodies in the relevant jurisdictions.

These regulations primarily impact the means we use to market our programs, which can reduce the acceptance rates of our solicitation efforts, impact our ability to obtain information from our members and end-customers and impact the benefits we provide and how we service our customers. In addition, new and contemplated regulations enacted by, or client settlement agreements or consent orders with, the CFPB could impose additional reporting, supervisory and regulatory requirements on, as well as result in inquiries of, us and our clients that could delay or terminate marketing campaigns with certain clients, impact the programs and solutions we provide to customers, and adversely affect our business, financial condition and results of operations.

We incur significant costs to ensure compliance with these regulations; however, we are party to lawsuits, including class action lawsuits, and regulatory investigations involving our business practices which also increase our costs of doing business.

Seasonality

Historically, seasonality has not had a significant impact on our business. Our revenues are more affected by the timing of marketing programs that can change from year to year depending on the opportunities available and pursued. More recently, in connection with the growth in our loyalty business, we have experienced increasing seasonality in the timing of our cash flows, particularly with respect to working capital. This has been due primarily to the consumer’s increasing acceptance and use of certain categories for points redemptions, such as travel services and gift cards. These categories typically present a delay from the time we incur a cash outlay to provision the redemption until we are reimbursed by the client for the activity, and in certain instances, these delays may extend across multiple reporting periods. Redemptions for some categories, such as gift cards, have been weighted more heavily to the end of the year due to consumers’ increasing usage of points in connection with seasonal gift giving.

Company History

We have over 40 years of operational history. We started offering membership products in 1973, and in 1985 began marketing insurance and package enhancement products. In 1988, we entered the loyalty solutions business and in the early 1990s, we started offering certain of our program offerings internationally.

In 2005, the Company was acquired by investment funds affiliated with the Apollo Funds from Cendant through the consummation of the Apollo Transactions (as defined in “—The Apollo Transactions”).

In 2011, we entered into a merger agreement that resulted in the Webloyalty Acquisition and the acquisition of approximately 21% of the common stock of Affinion Holdings by investment funds affiliated with General Atlantic LLC (such investment funds referred to as “General Atlantic”) with the Apollo Funds continuing to own approximately 70% of the common stock of Affinion Holdings.

On November 9, 2015, we consummated the 2015 Exchange Offers, 2015 Rights Offering and Reclassification, each as defined and described below under “—2015 Exchange Offers, 2015 Rights Offering and Reclassification.” Upon consummation of the 2015 Exchange Offers, the Apollo Funds and General Atlantic ceased to have beneficial ownership of any common stock of Affinion Holdings.

On May 10, 2017, we consummated the Credit Agreement Refinancing and International Notes Redemption, each as defined and described under “—2017 Credit Agreement Refinancing and International Notes Redemption” and the 2017 Exchange Offers, issuance of the Existing Notes and 2017 Warrants pursuant to the Investor Purchase Agreement and redemption of Affinion’s 2010 senior notes, each as defined and described under “—2017 Exchange Offers, Issuance of the Existing Notes and 2017 Warrants and Redemptions of Other Notes.” On July 17, 2017, we consummated the issuance of the Existing Notes and 2017 Warrants pursuant to the Investor Purchase Agreement and redemption of the Investments senior subordinated notes and Affinion Holdings’ 2013 senior notes.

On July 3, 2018, Affinion , Affinion Group, LLC, a Delaware limited liability company (the “Seller”) and indirect wholly-owned subsidiary of Affinion, and Affinion Benefits Group, LLC, a Delaware limited liability company and wholly owned subsidiary of the Seller (“ABG”), entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with AIS Holdco, LLC (the “Purchaser”), an entity controlled by investment funds managed by affiliates of Mill Point Capital Partners, L.P., pursuant to which the Purchaser would acquire the insurance division of the Company by acquiring the outstanding membership interests of ABG as set forth in the Purchase Agreement (the “2018 Divestiture”). On August 15, 2018, the Seller completed the 2018 Divestiture pursuant to the Purchase Agreement.

The Apollo Transactions

On October 17, 2005, Cendant Corporation (“Cendant”) completed the sale of Cendant Marketing Services Division (a division of Cendant Corporation) (the “Predecessor”) to Affinion, an affiliate of Apollo Global Management, LLC (together with its subsidiaries, “Apollo”), pursuant to a purchase agreement dated July 26, 2005 for approximately $1.8 billion. The purchase price consisted of approximately $1.7 billion of cash, net of estimated closing adjustments, plus $125 million face value of 125,000 shares of newly issued preferred stock (with a fair value at issuance of $80.4 million) of Affinion Holdings, and a warrant (with a fair value at issuance of $16.7 million) that was exercisable for 4,437,170 shares of Affinion Holdings’ common stock, subject to customary anti-dilution adjustments, and $38.1 million of transaction related costs (collectively, the “Apollo Transactions”). The warrants expired in 2011 and the remaining outstanding shares of preferred stock were redeemed in 2011.

As part of the Apollo Transactions, we made a special tax election referred to as a “338(h)(10) election” with respect to the Predecessor. Under the 338(h)(10) election, the companies constituting the Predecessor were deemed to have sold and repurchased their assets at fair market value. By adjusting the tax basis in such assets to fair market value for U.S. federal income tax purposes, the aggregate amount of our tax deductions for depreciation and amortization have increased, which has reduced our cash taxes and further enhanced our free cash flow generation. We expect these tax deductions for U.S. federal income tax purposes to continue until 2020.

2015 Exchange Offers, 2015 Rights Offering and Reclassification

On November 9, 2015, (a) Affinion Holdings completed a private offer to exchange (the “2015 Holdings Exchange Offer”) its outstanding 13.75%/14.50% senior secured PIK/toggle notes due 2018 (Affinion Holdings’ “2013 senior notes”) for shares of Common Stock and (b) Affinion Investments completed a private offer to exchange (the “2015 Investments Exchange Offer” and, together with the 2015 Holdings Exchange Offer, the “2015 Exchange Offers”) its outstanding 13.50% senior subordinated notes due

2018 (the “Investments senior subordinated notes”) for shares of Common Stock of Affinion Holdings and (c) Affinion Holdings and Affinion International, a wholly-owned subsidiary of Affinion, jointly completed a rights offering (the “2015 Rights Offering”) giving holders of Affinion Holdings’ 2013 senior notes and Investments senior subordinated notes the right to purchase an aggregate principal amount of $110.0 million of International Notes and up to 2,483,333 shares of Common Stock for an aggregate cash purchase price of $110.0 million. Pursuant to the 2015 Holdings Exchange Offer, approximately $247.4 million of Affinion Holdings’ 2013 senior notes were exchanged for 1,769,104 shares of Common Stock and pursuant to the 2015 Investments Exchange Offer, approximately $337.3 million of Investments senior subordinated notes were exchanged for 5,236,517 shares of Common Stock. Upon closing of the 2015 Exchange Offers, there remained outstanding approximately $13.1 million aggregate principal amount of Affinion Holdings’ 2013 senior notes and $22.6 million aggregate principal amount of the Investments senior subordinated notes.

In connection with the 2015 Exchange Offers, Affinion Holdings and Affinion International jointly conducted the 2015 Rights Offering for International Notes and shares of Common Stock. The 2015 Rights Offering was for an aggregate principal amount of $110.0 million of International Notes and up to 2,483,333 shares of Common Stock. In connection with the 2015 Rights Offering, Empyrean Capital Partners, L.P. agreed to purchase any rights offering units that were unpurchased in the 2015 Rights Offering (the “Backstop”). Pursuant to the 2015 Rights Offering and the Backstop, Affinion International received cash of $110.0 million in exchange for $110.0 million aggregate principal amount of International Notes and 2,021,042 shares of Common Stock and a non-participating penny warrant (the “Limited Warrant”) to purchase up to 462,266 shares of Common Stock.

Upon consummation of the 2015 Exchange Offers, the consents solicited by Affinion Holdings and Affinion Investments (the “2015 Consent Solicitations”) and the 2015 Rights Offering, Affinion Holdings effected a reclassification (the “Reclassification” and, together with the 2015 Exchange Offers, the 2015 Consent Solicitations, the 2015 Rights Offering and the related transactions, the “2015 Transactions”) as follows. All of Affinion Holdings’ then existing Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”) (including Class A Common Stock issued as a result of a mandatory cashless exercise of all of its Series A Warrants (the “Series A Warrants”)), consisting of 84,842,535 outstanding shares of Class A Common Stock and 45,003,196 shares of Class A Common Stock underlying the Series A Warrants, was converted into (i) 490,083 shares of Affinion Holdings’ Class C Common Stock, that upon conversion represented 5% of the outstanding shares of Common Stock on a fully diluted basis, and (ii) 515,877 shares of Affinion Holdings’ Class D Common Stock, that upon conversion represented 5% of the outstanding shares of Common Stock on a fully diluted basis. In addition, Affinion Holdings’ Series A Warrants and Affinion Holdings’ Class B Common Stock, par value $0.01 per share (the “Class B Common Stock”) were eliminated from Affinion Holdings’ certificate of incorporation and Affinion Holdings’ Series B Warrants (the “Series B Warrants”) were cancelled for no additional consideration. In connection with the Reclassification, (i) the Apollo Funds received 218,002 shares of Class C Common Stock and 229,476 shares of Class D Common Stock, or 4.7% of the outstanding Common Stock on a beneficial ownership basis after giving effect to the conversion of the Class C/D Common Stock held by the Apollo Funds, and (ii) General Atlantic received 65,945 shares of Class C Common Stock and 69,415 shares of Class D Common Stock, or 1.5% of the outstanding Common Stock on a beneficial ownership basis after giving effect to the conversion of the Class C/D Common Stock held by General Atlantic.

Upon consummation of the 2015 Exchange Offers, the Apollo Funds and General Atlantic ceased to have beneficial ownership of any Common Stock.

The consummation of the 2015 Exchange Offers and the 2015 Rights Offering resulted in an “ownership change” for the Company pursuant to Section 382 of the Internal Revenue Code. This substantially limits our ability to use our pre-change net operating loss carryforwards (including those attributable to the 2005 Acquisition) and certain other pre-change tax attributes to offset our post-change income. Similar rules and limitations may apply for state tax purposes as well.

2017 Credit Agreement Refinancing and International Notes Redemption

On May 10, 2017, Affinion entered into a new credit facility (as amended, the “2017 Credit Facility”) having a five year maturity with a lender, pursuant to which the lender provided term loans in an aggregate principal amount equal to approximately $1.3 billion and committed to provide revolving loans in an aggregate principal amount at any one time outstanding not to exceed $110.0 million, decreasing to $80.0 million on May 10, 2018. The proceeds of the term loans under the 2017 Credit Facility were used by Affinion to refinance its existing senior secured credit facility (the “Credit Agreement Refinancing”), to redeem in full the International Notes (the “International Notes Redemption”), to pay transaction fees and expenses and for general corporate purposes. The term loans provide for quarterly amortization payments totaling (i) for the first two years after May 10, 2017, 1% per annum, (ii) for the third year after May 10, 2017, 2.5% per annum, and (iii) for each year thereafter, 5% per annum, in each case, payable quarterly, with the balance due upon the final maturity date, subject in each case, to reduction of such amortization payments for certain prepayments. The 2017 Credit Facility also requires mandatory prepayments of the outstanding term loans based on excess cash flow (as defined in the 2017 Credit Facility), if any, and the proceeds from certain specified transactions.

The proceeds of the term loans under the 2017 Credit Facility were used by Affinion to refinance its credit facility, which was amended and restated in May 2014, to redeem in full the International Notes, to pay transaction fees and expenses and for general corporate purposes.

On November 30, 2017, Affinion entered into the First Amendment to the 2017 Credit Facility, pursuant to which the parties (i) revised the 2017 Credit Facility in order for certain of the lenders under the revolving facility established thereunder to act as issuing banks in respect of letters of credit and as swingline lenders, (ii) modified certain provisions relating to the mechanics surrounding letters of credit and swingline loans, and (iii) set aggregate sub-limits for both letter of credit commitments and swingline commitments at $20.0 million.

On May 4, 2018, Affinion, as borrower, entered into the Second Amendment to the 2017 Credit Facility, pursuant to which Affinion amended the 2017 Credit Facility. Pursuant to the Second Amendment, the parties revised the 2017 Credit Facility in order to modify the date upon which the aggregate Revolving Facility Commitment is reduced from $110.0 million to $80.0 million. As a result of the Second Amendment, the date of such reduction was not to occur until August 10, 2018.

On July 16, 2018, Affinion, as borrower, entered into the Third Amendment to the 2017 Credit Facility, pursuant to which Affinion amended the 2017 Credit Facility. Pursuant to the Third Amendment, the parties revised the 2017 Credit Facility in order to (i) allow the Total Secured Leverage Ratio, for the purposes of the requirement of a 5.275x Total Secured Leverage Ratio for the sale of ABG (the “ABG Sale”), to be calculated net of cash received by Affinion from the ABG Sale, (ii) modify certain provisions relating to mandatory prepayments in order to allow for the application of the proceeds from the ABG Sale towards existing amortization payments such that amortization equals 0.25% per quarter through March 31, 2020, then increases to 0.625% per quarter through March 31, 2021 and finally increases to 1.25% per quarter thereafter, with remainder of the proceeds being applied to the bullet payment at maturity, (iii) modify the provision which contemplates an automatic reduction in the available revolving credit amount from $110.0 million to $80.0 million to delay such automatic reduction until May 10, 2021, (iv) create a permitted reinvestments basket which would allow for up to $50.0 million of the proceeds from the ABG Sale to be retained, subject to certain restrictions, including the requirement that such proceeds be held in a segregated account subject to the sole control of administrative agent, which shall only be released to Affinion (A) with the agent’s consent or (B) if used to prepay Term Loans at 103% (with any such proceeds remaining after 9 months to be used to prepay Term Loans at 103%), (v) increase general call protection (for prepayments/acceleration not related to a change of control) to 2% upon the fourth anniversary of the closing of the 2017 Credit Facility, (vi) revise certain addbacks and Pro Forma Basis adjustments to reflect the projected change in EBITDA following the ABG Sale, (vii) reduce and/or delete certain negative covenant baskets and (viii) reduce certain material indebtedness and cross-default thresholds.

In addition to quarterly amortization payments, the 2017 Credit Facility requires mandatory prepayments under certain conditions. First, a prepayment may be required based on excess cash flows as defined in the 2017 Credit Facility. For this purpose, excess cash flow for any annual accounting period is defined as Affinion’s Adjusted EBITDA reduced by debt service, increases to working capital, capital expenditures and business acquisitions net of external funding and certain other uses of cash. Increases to excess cash flow include decreases to working capital and certain other receipts of cash. If the excess cash flow calculation for any annual accounting period is positive, a prepayment of the term loan facility in an amount equal to a percentage of the excess cash flow may be required. Such percentage is determined based upon the senior secured leverage ratio as of the end of the applicable annual accounting period. Second, a prepayment may be required with the net proceeds of certain asset sales.    However, certain of such net proceeds will not be required to be applied to prepay the 2017 Credit Facility if they are applied to acquire, maintain, develop, construct, improve or repair assets useful in our business or to make acquisitions or other permitted investments within 12 months.

On May 10, 2017, Affinion International Holdings Limited (“Affinion International”) (i) elected to redeem all of its outstanding $118.5 million aggregate principal amount of 7.5% Cash/PIK Senior Notes due 2018 (the “International Notes”) on June 9, 2017 at a redemption price of 100% of the principal amount of the International Notes, plus accrued and unpaid interest to the redemption date, (ii) irrevocably deposited sufficient funds received from borrowings under the 2017 Credit Facility to effect such redemption with the trustee under the indenture governing the International Notes, and (iii) entered into a satisfaction and discharge agreement to discharge its obligations under the indenture governing the International Notes. The International Notes were originally issued by Affinion International on November 9, 2015 in an original principal amount of $110.0 million and bore interest at 7.5% per annum, of which 3.5% per annum was payable in cash and 4.0% per annum was payable in kind; provided, that all of the accrued interest on the International Notes from the issue date to, but not including, May 1, 2016 was payable on May 1, 2016 entirely in kind. Interest on the International Notes was payable semi-annually on May 1 and November 1 of each year, commencing on May 1, 2016. The International Notes Redemption was consummated on June 9, 2017.

2017 Exchange Offers, Issuance of the Existing Notes and 2017 Warrants and Redemptions of Other Notes

On May 10, 2017, (a) Affinion completed a private offer to exchange or repurchase at the holder’s election (collectively, the “AGI Exchange Offer”) Affinion’s 7.875% senior notes due 2018 (Affinion’s “2010 senior notes”) for (i) new Senior Cash 12.5%/ PIK Step-Up to 15.5% Notes due 2022 of Affinion (the “Existing Notes”) and new warrants (the “2017 Warrants”) to acquire shares of Common Stock or (ii) cash; (b) Affinion Holdings completed a private offer to exchange or repurchase at the holder’s election (collectively, the “Holdings Exchange Offer”) Affinion Holdings’ 2013 senior notes for (i) the Existing Notes and 2017 Warrants or (ii) cash; and (c) Affinion Investments completed a private offer to exchange or repurchase at the holder’s election (collectively, the “Investments Exchange Offer” and, together with the AGI Exchange Offer and the Holdings Exchange Offer, the “2017 Exchange Offers”) Affinion Investments’ senior subordinated notes (the Investments senior subordinated notes together with Affinion’s 2010 senior notes and Affinion Holdings’ 2013 senior notes, the “2013 Notes”) for (i) the Existing Notes and 2017 Warrants or (ii) cash. Under the terms of the AGI Exchange Offer, for each $1,000 principal amount of Affinion’s 2010 senior notes accepted in the AGI Exchange Offer, holders could elect to receive (i)(A) $1,000 principal amount of the Existing Notes and 2017 Warrants to purchase 3.37 shares of Common Stock or (B) $930 in cash. Under the terms of the Holdings Exchange Offer, for each $1,000 principal amount of Affinion Holdings’ 2013 senior notes accepted in the Holdings Exchange Offer, holders could elect to receive (i)(A) $1,000 principal amount of the Existing Notes and 2017 Warrants to purchase 3.37 shares of Common Stock or (B) $700 in cash. Under the terms of the Investments Exchange Offer, for each $1,000 principal amount of the Investments senior subordinated notes accepted in the Investments Exchange Offer, holders could elect to receive (i)(A) $1,000 principal amount of the Existing Notes and 2017 Warrants to purchase 3.37 shares of Common Stock or (B) $880 in cash. Pursuant to the AGI Exchange Offer, approximately $269.7 million of Affinion’s 2010 senior notes plus accrued and unpaid interest were exchanged for approximately $277.8 million of the Existing Notes, 2017 Warrants to purchase 1,103,203 shares of Common Stock and approximately $417,386 in cash, including $238.0 million of Affinion’s 2010 senior notes plus accrued and unpaid interest exchanged by related parties in exchange for $245.5 million of the Existing Notes and 2017 Warrants to purchase 985,438 shares of Common Stock; pursuant to the Holdings Exchange Offer, approximately $4.6 million of Affinion Holdings’ 2013 senior notes plus accrued and unpaid interest were exchanged by a related party for approximately $4.7 million of the Existing Notes and 2017 Warrants to purchase 18,539 shares of Common Stock; and pursuant to the Investments Exchange Offer, approximately $12.4 million of Investments senior subordinated notes plus accrued and unpaid interest were exchanged for approximately $12.8 million of the Existing Notes, 2017 Warrants to purchase 51,005 shares of Common Stock and approximately $912 in cash, including $12.2 million of Investments senior subordinated notes plus accrued and unpaid interest exchanged by related parties in exchange for $12.6 million of the Existing Notes and 2017 Warrants to purchase 49,894 shares of Common Stock. Affinion used the proceeds of the Existing Notes issued pursuant to the Investor Purchase Agreement (as defined below) to pay the cash tender consideration to participating holders in the 2017 Exchange Offers.

Previously, in connection with the 2017 Exchange Offers, on March 31, 2017, affiliates of Elliott Management Corporation (“Elliott”), Franklin Mutual Quest Fund, an affiliate of Franklin Mutual Advisers, LLC (“Franklin”), affiliates of Empyrean Capital Partners, LP (“Empyrean”) and Metro SPV LLC, an affiliate of ICG Strategic Equity Advisors LLC (“Metro SPV”) (collectively, in such capacity, the “Investors”), all of whom were, at the time of the closing, or became, as a result of the 2017 Exchange Offers, Issuance of the Existing Notes and 2017 Warrants and redemption of Affinion’s 2010 senior notes, related parties, entered into an investor purchase agreement (the “Investor Purchase Agreement”) with Affinion Holdings, Affinion and Affinion Investments, in which they agreed to purchase the Existing Notes and 2017 Warrants in an aggregate principal amount sufficient to pay all holders that participate in the 2017 Exchange Offers and elect to receive cash (the “Initial Investment”). Further, pursuant to the Investor Purchase Agreement, if Affinion Holdings, Affinion or Affinion Investments exercised its option to redeem any of Affinion’s 2010 senior notes, Affinion Holdings’ 2013 senior notes and/or Investments senior subordinated notes not tendered in the 2017 Exchange Offers (the “Follow-On Investment” and, together with the Initial Investment, the “Investment”), the Company could obligate the Investors to purchase an aggregate principal amount of the Existing Notes and 2017 Warrants that would yield sufficient cash proceeds to fund any such redemptions. In addition, pursuant to the terms of the Investor Purchase Agreement, Affinion was required to pay to the Investors upon the closing of the 2017 Exchange Offers a commitment premium of $17.5 million and a funding premium of $7.4 million in aggregate principal amount of the Existing Notes and the same number of 2017 Warrants that such principal amount of the Existing Notes would have been issued as part of the 2017 Exchange Offers.

On May 10, 2017, Affinion exercised its option to redeem Affinion’s 2010 senior notes that were not tendered in the AGI Exchange Offer and to fund such redemption with proceeds from the Investors pursuant to the terms of the Investor Purchase Agreement. As a result, on May 10, 2017, Affinion (i) elected to redeem all of its outstanding $205.3 million aggregate principal amount of Affinion’s 2010 senior notes on May 15, 2017 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to the redemption date, (ii) irrevocably deposited sufficient funds received from the Investors pursuant to the Investor Purchase Agreement to effect such redemption with the trustee under the indenture governing Affinion’s 2010 senior notes, and (iii) entered into a satisfaction and discharge agreement to discharge its obligations under the indenture governing Affinion’s 2010 senior notes. Affinion’s 2010 senior notes were originally issued by Affinion on November 19, 2010 in an aggregate principal amount of $475.0 million and bore interest at 7.875% per annum. The redemption of Affinion’s 2010 senior notes was consummated on May 15, 2017.

Accordingly, on May 10, 2017, Affinion issued approximately $532.6 million aggregate principal amount of the Existing Notes and Affinion Holdings issued 2017 Warrants to purchase 3,974,581 shares of Common Stock, of which (i) approximately $295.3 million in aggregate principal amount of the Existing Notes and 2017 Warrants to purchase 1,172,747 shares of Common Stock were issued to participating holders (including the Investors) in the 2017 Exchange Offers, including $262.8 million of the Existing Notes and 2017 Warrants to purchase 1,053,871 shares of Common Stock issued to related parties, and (ii) approximately $237.3 million in aggregate principal amount of the Existing Notes and 2017 Warrants to purchase 2,801,834 shares of Common Stock were issued, including all of the Existing Notes and 2017 Warrants to purchase 2,791,475 shares of Common Stock issued to the Investors, all of whom are related parties, pursuant to the Investor Purchase Agreement to fund the cash consideration payable in the 2017 Exchange Offers and the cash redemption price for the balance of Affinion’s 2010 senior notes that were not exchanged or tendered in the AGI Exchange Offer and to pay the commitment premium and funding premium under the Investor Purchase Agreement. The 2017 Warrants received by the Investors on May 10, 2017, represented approximately 26.7% of the pro forma fully diluted ownership of Affinion Holdings after giving effect to issuances pursuant to the 2017 Exchange Offers and the Investor Purchase Agreement, but without giving effect to options and restricted stock units granted under Affinion Holdings’ management compensation and incentive plans. The number of shares of Common Stock issuable upon the exercise of the 2017 Warrants, as described herein, reflects the application of the anti-dilution protections of the 2017 Warrants issued in the 2017 Exchange Offers and pursuant to the Investor Purchase Agreement (other than the 2017 Warrants issued as part of the funding premium) that are triggered by the issuance of 2017 Warrants as part of the funding premium.

On June 13, 2017, (i) Affinion Holdings’ exercised its option to redeem the $11.5 million in aggregate principal amount of Affinion Holdings’ 2013 senior notes that were not tendered in the Holdings Exchange Offer and to fund such redemption with proceeds from the Investors pursuant to the terms of the Investor Purchase Agreement and (ii) Affinion Investments exercised its option to redeem the $10.2 million in aggregate principal amount of the Investments senior subordinated notes that were not tendered in the Investments Exchange Offer and to fund such redemption with proceeds from the Investors pursuant to the terms of the Investor Purchase Agreement. Affinion Holdings’ 2013 senior notes were redeemed on July 17, 2017 at a redemption price of 103.4375% of the principal amount, plus accrued and unpaid interest to the redemption date and the Investments senior subordinated notes were redeemed on July 17, 2017 at a redemption price of 103.375% of the principal amount, plus accrued and unpaid interest to the redemption date. Affinion Holdings’ 2013 senior notes were originally issued by Affinion Holdings on December 12, 2013 in an aggregate principal amount of $292.8 million and bore interest at 13.75% per annum in cash, or at Affinion Holdings’ option, in payment-in-kind interest at 13.75% per annum plus 0.75%. The Investments senior subordinated notes were originally issued by Affinion Investments on December 12, 2013 in an aggregate principal amount of $360.0 million and bore interest at 13.50% per annum.

On July 17, 2017, pursuant to the Investor Purchase Agreement, Affinion issued approximately $23.7 million aggregate principal amount of Existing Notes to the Investors and Affinion Holdings issued 2017 Warrants to the Investors. Pursuant to the Investor Purchase Agreement, the Investors paid a purchase price of approximately $23.5 million to Affinion, which amount includes the payment of pre-issuance accrued interest of approximately $0.6 million from May 10, 2017. The Existing Notes and 2017 Warrants issued by Affinion and Affinion Holdings, respectively, to the Investors include the funding premium payable under the Investor Purchase Agreement. The Existing Notes constitute a further issuance of, and form a single series with, the $532.6 million in aggregate principal amount of Existing Notes that Affinion issued on May 10, 2017.

In connection with the 2017 Exchange Offers and the Investor Purchase Agreement, and in accordance with Affinion Holdings’ obligations under the Shareholders Agreement, dated as of November 9, 2015 (as amended, the “Shareholders Agreement”), due to the issuance of the 2017 Warrants in the 2017 Exchange Offers and pursuant to the Investor Purchase Agreement, Affinion Holdings offered (the “Pre-Emptive Rights Offer”) to each holder of pre-emptive rights (“Pre-Emptive Rights Holder”) the right to purchase with cash up to such Pre-Emptive Rights Holder’s pro rata share (as determined in accordance with the Shareholders Agreement) of 2017 Warrants at an exercise price of $0.01 per 2017 Warrant pursuant to the Pre-Emptive Rights Offer. On July 12, 2017, Affinion Holdings issued 2017 Warrants to purchase 63,741 shares of Common Stock to participants in the Pre-Emptive Rights Offer.

The consummation of the 2017 Exchange Offers resulted in an “ownership change” for the Company pursuant to Section 382 of the Internal Revenue Code. This substantially limits our ability to use our pre-change net operating loss carryforwards (including those attributable to the 2005 Acquisition) and certain other pre-change tax attributes to offset our post-change income. Similar rules and limitations may apply for state tax purposes as well.

2018 Financing Transactions and the Second Lien Commitment Letter

On November 14, 2018, Affinion, as borrower, entered into the Fourth Amendment to the 2017 Credit Facility (the “Fourth Amendment”). The Fourth Amendment was entered into among Affinion, HPS Investment Partners, LLC, as administrative agent, the Required Lenders (as defined in the 2017 Credit Facility), and for purposes of certain provisions contained therein, each other Loan Party party thereto, including Affinion Holdings, as guarantor.

Pursuant to the Fourth Amendment, the parties amended the 2017 Credit Facility, to among other things, (x) permit the immediate release of $45.0 million of the $50.0 million of the proceeds from the ABG Sale, (i) $32.0 million of which is able to be used by Affinion for working capital needs and/or to make an investment in one or more businesses, or capital expenditures or assets and (ii) $13.0 million of which will immediately be used to prepay outstanding term loans under the 2017 Credit Facility, together with the required premium in an amount equal to 3.00% of the aggregate principal amount being so prepaid and (y) to modify certain provisions in the 2017 Credit Facility in order to permit the Second Lien Facility Financing (as defined below), which will be secured on a second lien basis on the same collateral that secures the 2017 Credit Facility. In addition, the Fourth Amendment (i) authorizes the administrative agent under the 2017 Credit Facility to enter into an intercreditor agreement with respect to the Second Lien Facility Financing, (ii) provides that the prepayment or repayment of the next approximately $31.0 million in principal amount of term loans, other than regularly scheduled amortization payments, shall be accompanied by a prepayment premium equal to the greater of 3% and the prepayment premium that would otherwise have been payable in connection with such prepayment or repayment, and (iii) makes modifications to certain of the restrictive covenants contained in the 2017 Credit Facility.

The Fourth Amendment was conditioned upon, among other things, receipt of the Second Lien Commitment Letter (as defined below). We refer to the entry into the Fourth Amendment, the receipt of the Second Lien Commitment Letter and the transactions contemplated thereby as the “2018 Financing Transactions.”

On November 14, 2018, Metro SPV, Elliott, Empyrean and Jefferies LLC (“Jefferies,” with Metro SPV, Elliott, Empyrean and Jefferies collectively, the “Second Lien Commitment Parties”) delivered a commitment letter (the “Second Lien Commitment Letter”) to Affinion and Affinion Holdings. Pursuant to the Second Lien Commitment Letter, the Second Lien Commitment Parties had committed to provide revolving loans to Affinion under a revolving credit facility (the “Second Lien Facility”) in the original principal amount of approximately $20.5 million (the “Commitment Financing”), which amount may be increased, on or before June 30, 2019 at the option of Affinion and subject to the consent of the Second Lien Commitment Parties, by an amount of up to approximately $17.0 million (the “Incremental Financing” and, together with the Commitment Financing, the “Second Lien Facility Financing”), subject to the terms and conditions set forth in the Second Lien Commitment Letter. Pursuant to the Second Lien Commitment Letter, on the closing date of the Second Lien Facility the Second Lien Commitment Parties will be paid an upfront closing fee in an amount equal to 12% of the amount of the Commitment Financing (which at Affinion’s option, may be paid in the form of original issue discount). The Second Lien Commitment Parties will also be entitled to be paid the closing fee upon an Incremental Financing if consummated within a certain time period.

Certain of the Second Lien Commitment Parties owned more than 5.0% of the outstanding common stock of Affinion Holdings. Accordingly, as a condition to Affinion and Affinion Holdings entering into the Second Lien Facility and other documents relating to the Second Lien Facility, such transactions with 5.0% or more holders of common stock must be approved by holders of at least 66-2/3% of the outstanding common stock of Affinion Holdings pursuant to the terms of the shareholders agreement between Affinion Holdings and the stockholders party thereto, dated as of November 9, 2015, as amended (the “Shareholders Agreement”). On November 14, 2018, in connection with the Second Lien Commitment Letter, certain stockholders representing greater than 66-2/3% of Affinion Holdings’ common stock had delivered a written consent (the “November 2018 Supermajority Stockholder Consent”) approving the transactions contemplated by the Second Lien Commitment Letter. Pursuant to Regulation 14C under the Exchange Act and Section 228(e) of the Delaware General Corporation Law, on November 26, 2018, Affinion Holdings filed a definitive information statement on Schedule 14C (the “Information Statement”) to provide notice of the entry into the November 2018 Supermajority Stockholder Consent. As a result, the Company is currently able to take action pursuant to the November 2018 Supermajority Stockholder Consent and enter into the Second Lien Facility.

On March 4, 2019, the holders of the Existing Notes, which collectively held, as of such date, approximately $647 million (95%) aggregate principal amount of the outstanding Existing Notes, and the lenders holding approximately $904 million (96%) aggregate principal amount of term loans and revolver loans under the 2017 Credit Facility entered into an amended and restated support agreement (the “Amended and Restated Support Agreement”) with Affinion Holdings, Affinion and certain other subsidiaries of the Company. Among other things, the Amended and Restated Support Agreement contemplates (i) an offer to exchange Existing Notes into equity of Affinion Holdings, (ii) an amendment to the 2017 Credit Facility, (iii) a rights offering to eligible holders of the Existing Notes and certain eligible holders of Affinion Holdings’s equity (the “Rights Offerings”) to purchase up to $300.0 million aggregate principal amount of 18.0% Senior PIK Notes due 2024 of Affinion (the “New Notes”) and (iv) the Second Lien Commitment Parties agreed to waive certain conditions and requirements under the Second Lien Commitment Letter and agreed to amend terms relating to the repayment of amounts outstanding under the Second Lien Facility and related fees, if funded, as set forth in the Amended and Restated Support Agreement (collectively, the “2019 Transactions”).

Pursuant to the Second Lien Credit Facility Commitment Letter, if funded, the Second Lien Facility will be secured on a second lien basis on the same collateral that secures the 2017 Credit Facility and will be guaranteed by Affinion Holdings and each subsidiary of Affinion that guarantees the 2017 Credit Facility. The Second Lien Facility will mature 91 days after the maturity date of the 2017 Credit Facility, but prior to the maturity of the Existing Notes. The Second Lien Facility will contain substantially the same representations and warranties, covenants and events of default as those in the 2017 Credit Facility, subject to certain exceptions. Interest will be payable on the Second Lien Facility at the rate of 12.00% per annum payable in kind. Each of the Second Lien Commitment Parties have agreed to provide the Second Lien Facility contemplated by the Second Lien Credit Facility Commitment; provided that, the Second Lien Commitment Parties have agreed that upon consummation of the Rights Offering, the Second Lien Commitment Parties will be entitled to (i) a repayment in cash equal to the actual amount funded in cash by such Second Lien Commitment Party under the Second Lien Facility, the amount of all interest actually paid in kind, accrued and unpaid interest, and the amount of all customary indemnity and expense reimbursement obligations due under the documentation for the Second Lien Facility, (ii) a repayment of amounts equal to the Closing Fee (as defined in the Second Lien Commitment Letter) in the form of New Notes (as defined below), (iii) a repayment of amounts equal to the Early Termination Fee (as defined in the Second Lien Commitment Letter) in the form of New Notes and (iv) the payment of any other fees, premiums or amounts (if any) owing to the Second Lien Commitment Parties under the Second Lien Facility in the form of New Notes (the repayment provisions specified in clauses (i) – (iv) collectively referred to as the “Satisfaction and Discharge”).

The Company has the right, but not the obligation, to enter into the Second Lien Facility prior to the closing of the 2019 Transactions.

Prior to the closing of the Second Lien Facility, Affinion will be required to amend certain terms of the Existing Notes Indenture. The proposed amendments to the Existing Notes Indenture will include, among other things, amending the limitation on debt and lien covenants to permit the incurrence of the indebtedness under the Second Lien Facility (including to account for any Incremental Amount (as defined in the Second Lien Commitment Letter) and interest paid in kind) and amending the restrictions on activities of Affinion Holdings to permit Affinion Holdings to guarantee the Second Lien Facility and pledge its assets to secure such guarantee. Pursuant to the Amended and Restated Support Agreement, Elliott, which is the beneficial owner of more than 50% of the outstanding principal amount of the Existing Notes, has agreed to consent to the proposed amendments to the Existing Notes Indenture, and no fee or other consideration will be paid to Elliott for such consent. Affinion expects to enter into a supplemental indenture to the Existing Notes Indenture to effect the proposed amendments to the Existing Notes Indenture as soon as practicable following the receipt of the required majority consent, but the supplemental indenture will not become operative until the closing date of the Second Lien Facility.

To the extent the Company exercises its right to enter into the Second Lien Facility, the closing of the Second Lien Facility will be subject to the satisfaction of the conditions specified in the Second Lien Commitment Letter (subject to certain waivers set forth in the Amended and Restated Support Agreement). Because certain of the Second Lien Commitment Parties own more than 5.0% of the outstanding common stock of Affinion Holdings, the Satisfaction and Discharge with 5.0% or more holders of common stock must be approved by holders of at least 66-2/3% of the outstanding common stock of Affinion Holdings pursuant to the terms of the Shareholders Agreement. On March 1, 2019, certain stockholders representing greater than 66-2/3% of Affinion Holdings’ common stock delivered a written consent (the “March 2019 Supermajority Stockholder Consent”) approving the Satisfaction and Discharge contemplated by the Amended and Restated Support Agreement. However, pursuant to Regulation 14C under the Exchange Act and Section 228(e) of the Delaware General Corporation Law, the Company is required to file a definitive information statement on Schedule 14C (the “2019 Information Statement”) to provide notice of the entry into the March 2019 Supermajority Stockholder Consent. Although the Company will be able to enter into the Second Lien Facility, the Company will not be able to take action pursuant to the March 2019 Supermajority Stockholder Consent for the Satisfaction and Discharge for at least 20 days from the filing of the 2019 Information Statement.

Unaudited Results of Operations

Segment and Adjusted EBITDA

Segment EBITDA consists of income from operations before depreciation and amortization. Segment EBITDA is the measure management uses to evaluate segment performance and we present Segment EBITDA to enhance your understanding of our operating performance. We use Segment EBITDA as one criterion for evaluating our performance relative to that of our peers. We believe that Segment EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Segment EBITDA is not a measurement of financial performance under U.S. GAAP, and

Segment EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Segment EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

We believe that Adjusted EBITDA for each segment provides supplemental information useful to investors as it is frequently used by the financial community to analyze performance period to period, to analyze a company’s ability to service its debt and to facilitate comparisons among companies. We believe Adjusted EBITDA also provides additional supplemental information to compare results among our segments. However, Adjusted EBITDA by segment is not a measurement of financial performance under U.S. GAAP, and Adjusted EBITDA by segment may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA by segment as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Operating Segment Results for the Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows:

	Year Ended December 31,
	Net Revenues (unaudited)			Segment EBITDA (unaudited) (1)			Adjusted EBITDA (unaudited)
			Increase			Increase			Increase
	2018	2017	(Decrease)	2018	2017	(Decrease)	2018	2017	(Decrease)
	(in millions)
Global Loyalty	$239.3	$225.1	$14.2	$87.2	$64.0	$23.2	$88.3	$87.0	$1.3
Global Customer Engagement	361.1	359.3	1.8	62.0	55.7	6.3	70.8	64.9	5.9

Subtotal	600.4	584.4	16.0	149.2	119.7	29.5	159.1	151.9	7.2
Legacy Membership and Package	99.4	139.7	(40.3)	34.9	40.1	(5.2)	37.5	46.7	(9.2)
Corporate	—	—	—	(76.4)	(48.2)	(28.2)	(48.8)	(42.2)	(6.6)

Total - Continuing operations	$699.8	$724.1	$(24.3)	107.7	111.6	(3.9)	147.8	156.4	(8.6)

Business optimization expenses and restructuring charges or expenses							(12.1)	(14.2)	2.1
Extraordinary or nonrecurring or unusual losses, expenses or charges							(17.1)	(27.8)	10.7
Other, net							(10.9)	(2.8)	(8.1)
Depreciation and amortization				(48.2)	(45.3)	(2.9)	(48.2)	(45.3)	(2.9)

Income from continuing operations				$59.5	$66.3	$(6.8)	$59.5	$66.3	$(6.8)

	Year Ended December 31, 2018 (unaudited)
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total
			(in millions)
Business optimization expenses and restructuring charges or expenses	$1.8	$4.4	$0.6	$5.3	$12.1
Extraordinary or nonrecurring or unusual losses, expenses or charges	(0.7)	3.9	2.0	11.9	17.1
Other, net	—	0.5	—	10.4	10.9

Total	$1.1	$8.8	$2.6	$27.6	$40.1

	Year Ended December 31, 2017 (unaudited)
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total
			(in millions)
Business optimization expenses and restructuring charges or expenses	$(0.3)	$9.4	$2.5	$2.6	$14.2
Extraordinary or nonrecurring or unusual losses, expenses or charges	23.2	(0.3)	4.0	0.9	27.8
Other, net	0.1	0.1	0.1	2.5	2.8

Total	$23.0	$9.2	$6.6	$6.0	$44.8

(1)	See “ – Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” below for a discussion on Segment EBITDA.

Global Loyalty. Net revenues from Global Loyalty increased $14.2 million, or 6.3%, for the year ended December 31, 2018 to $239.3 million as compared to $225.1 million for the year ended December 31, 2017 primarily due to increased growth with existing clients and launches with new clients, partially offset by the impact of the loss of a top 5 loyalty partner in the fourth quarter.

Segment EBITDA increased $23.2 million, or 36.3%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily as a result of a charge of $23.2 million recorded in relation to the cyber theft that occurred in the first quarter of 2017. The impact of higher net revenues principally driven by growth with existing clients and launches with new clients was offset by the impact of the loss of a top 5 loyalty partner in the fourth quarter as well as by higher servicing costs.

Global Customer Engagement. Global Customer Engagement net revenues increased $1.8 million, or 0.5%, to $361.1 million for the year ended December 31, 2018 as compared to $359.3 million for the year ended December 31, 2017. Net revenues increased $5.0 million from the favorable impact of foreign exchange. On a currency consistent basis, net revenues decreased $3.2 million.

Segment EBITDA increased $6.3 million, or 11.3%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily as a result of an increase in net revenues of $1.8 million and a decrease in operating expenses of $4.3 million, principally due to lower employee-related costs.

Legacy Membership and Package. Legacy Membership and Package net revenues decreased $40.3 million, or 28.8%, to $99.4 million for the year ended December 31, 2018 as compared to $139.7 million for the year ended December 31, 2017. Net revenues decreased primarily from the expected attrition of legacy members, including those from our large financial institution partners, principally due to the cessation of new marketing campaigns and terminated programs with those partners as a result of the regulatory issues that have negatively impacted such partners. We expect this downward trend in net revenues related to our financial institution partners to continue for the foreseeable future. Net revenues further decreased from lower package revenue primarily the result of lower average package members.

Segment EBITDA decreased $5.2 million, or 13.0%, for the year ended December 31, 2018 as compared to the year ended December 31, 2017. Segment EBITDA decreased as the impact from the lower net revenues of $40.3 million was partially offset by lower marketing and commissions expense of $16.9 million, lower operating costs of $12.2 million and lower general and administrative expense of $6.2 million. The decrease in marketing and commissions expense was primarily due to lower commissions principally due to the decline in the member base. The decrease in operating costs was the result of lower product and servicing costs related to the decrease in net revenues. The decrease in general and administrative expense was primarily due to cost saving initiatives and lower fees related to certain legal matters.

Corporate. Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting functions and unallocated portions of information technology. Expenses such as professional fees related to debt financing activities and stock compensation costs are also recorded in corporate. Corporate costs increased $28.2 million for the year ended December 31, 2018 as compared to the year ended December 31, 2017, primarily due to higher employee-related costs, principally severance.

Operating Segment Results for the Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

Net revenues, Segment EBITDA and Adjusted EBITDA by operating segment are as follows:

	Year Ended December 31,
	Net Revenues (unaudited)			Segment EBITDA (unaudited) (1)			Adjusted EBITDA (unaudited)
			Increase			Increase			Increase
	2017	2016	(Decrease)	2017	2016	(Decrease)	2017	2016	(Decrease)
	(in millions)
Global Loyalty	$225.1	$167.0	$58.1	$64.0	$56.4	$7.6	$87.0	$58.0	$29.0
Global Customer Engagement	359.3	386.3	(27.0)	55.7	71.1	(15.4)	64.9	78.7	(13.8)

Subtotal	584.4	553.3	31.1	119.7	127.5	(7.8)	151.9	136.7	15.2
Legacy Membership and Package	139.7	189.8	(50.1)	40.1	41.3	(1.2)	46.7	68.2	(21.5)
Eliminations	—	(1.1)	1.1	—	—	—	—	—	—
Corporate	—	—	—	(48.2)	(56.2)	8.0	(42.2)	(47.5)	5.3

Total — Continuing operations	$724.1	$742.0	$(17.9)	111.6	112.6	(1.0)	156.4	157.4	(1.0)

Business optimization expenses and restructuring charges or expenses							(14.2)	(14.6)	0.4
Extraordinary or nonrecurring or unusual losses, expenses or charges							(27.8)	(25.4)	(2.4)
Other, net							(2.8)	(4.8)	2.0
Depreciation and amortization				(45.3)	(55.3)	10.0	(45.3)	(55.3)	10.0

Income from continuing operations				$66.3	$57.3	$9.0	$66.3	$57.3	$9.0

	Year Ended December 31, 2017 (unaudited)
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total
			(in millions)
Business optimization expenses and restructuring charges or expenses	$(0.3)	$9.4	$2.5	$2.6	$14.2
Extraordinary or nonrecurring or unusual losses, expenses or charges	23.2	(0.3)	4.0	0.9	27.8
Other, net	0.1	0.1	0.1	2.5	2.8

Total	$23.0	$9.2	$6.6	$6.0	$44.8

	Year Ended December 31, 2016 (unaudited)
	Global Loyalty	Global Customer Engagement	Legacy Membership and Package	Corporate	Total
			(in millions)
Business optimization expenses and restructuring charges or expenses	$1.6	$4.5	$5.3	$3.2	$14.6
Extraordinary or nonrecurring or unusual losses, expenses or charges	—	2.7	21.2	1.5	25.4
Other, net	—	0.4	0.4	4.0	4.8

Total	$1.6	$7.6	$26.9	$8.7	$44.8

(1)	See “ –Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures” below for a discussion on Segment EBITDA.

Global Loyalty. Net revenues from Global Loyalty increased $58.1 million, or 34.8%, for the year ended December 31, 2017 to $225.1 million as compared to $167.0 million for the year ended December 31, 2016 primarily due to increased growth with existing clients and launches with new clients.

Segment EBITDA increased $7.6 million, or 13.5%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016, as the impact of the higher net revenue was partially offset by higher servicing costs, including the opening of a new call center in the fourth quarter, and a charge of $23.2 million recorded in relation to the cyber theft that occurred in the first quarter of 2017. The charge includes costs associated with customer remediation of the cyber theft and costs related to a commercial dispute with a gift card provider. An insurance claim related to the cyber theft is currently being pursued with our carriers and we expect a recovery in a future period which will be recorded when realizable.

Global Customer Engagement. Global Customer Engagement net revenues decreased $27.0 million, or 7.0%, to $359.3 million for the year ended December 31, 2017 as compared to $386.3 million for the year ended December 31, 2016. Net revenues decreased $4.2 million from the unfavorable impact of foreign exchange. On a currency consistent basis, net revenues decreased $22.8 million primarily from lower net revenues in our engagement solutions business principally due to the timing of product launches with new clients, as well as lower revenue in our revenue enhancement business.

Segment EBITDA decreased $15.4 million, or 21.7%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016 as the lower net revenues of $27.0 million and higher general and administrative expense of $5.8 million were partially offset by lower marketing and commissions expense of $12.5 million and lower operating costs of $4.9 million. The lower marketing and commissions expense was primarily attributable to lower volumes partially offset by higher commissions resulting from a migration of certain partner commission arrangements from traditional bounty to advance commissions whereby the partner has the potential for additional revenue sharing. The lower operating costs were primarily related to lower product costs and the favorable impact of foreign exchange. The higher general and administrative expense was primarily due to higher professional fees and provisions recorded related to the collectability of certain customer receivables.

Legacy Membership and Package. Legacy Membership and Package net revenues decreased $50.1 million, or 26.4%, to $139.7 million for the year ended December 31, 2017 as compared to $189.8 million for the year ended December 31, 2016. Net revenues decreased primarily from the expected attrition of legacy members, including those from our large financial institution partners, principally due to the cessation of new marketing campaigns and terminated programs with those partners as a result of the regulatory issues that have negatively impacted such partners. We expect this downward trend in net revenues related to our financial institution partners to continue for the foreseeable future. Net revenues further decreased from lower package revenue primarily the result of lower average package members.

Segment EBITDA decreased $1.2 million, or 2.9%, for the year ended December 31, 2017 as compared to the year ended December 31, 2016. Segment EBITDA decreased as the impact from the lower net revenues of $50.1 million was partially offset by lower marketing and commissions expense of $17.2 million, lower operating costs of $12.8 million and lower general and administrative expense of $18.5 million. The lower marketing and commissions expense was primarily due to lower commissions principally due to the decline in the member base. The lower operating costs are the result of lower product and servicing costs related to the lower revenue. The lower general and administrative expense was primarily due to lower reserves and fees related to certain legal matters.

Corporate. Corporate costs include certain departmental service costs such as human resources, legal, corporate finance and accounting functions and unallocated portions of information technology. Expenses such as professional fees related to debt financing activities and stock compensation costs are also recorded in corporate. Corporate costs decreased $8.0 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016, primarily the result of cost savings initiatives, lower employee incentive plan costs and the favorable impact of unrealized foreign exchange on intercompany borrowings.

Financial Condition, Liquidity and Capital Resources

Financial Condition – December 31, 2018 and December 31, 2017

	December 31,	December 31,	Increase
	2018 (unaudited)	2017 (unaudited)	(Decrease)
		(in millions)
Total assets	$682.0	$766.9	$(84.9)
Total liabilities	1,939.4	2,324.5	(385.1)
Total deficit	(1,257.4)	(1,557.6)	300.2

Total assets decreased $84.9 million, primarily due to decreases in current assets held for sale and non-current assets held for sale of $46.0 million and $83.3 million, respectively, from the completion of the ABG Sale, partially offset by an increase in cash and cash equivalents of $45.2 million principally due to the retention of a portion of sale proceeds from the ABG Sale.

Total liabilities decreased $385.1 million, primarily due to the repayment of $466.7 million of long-term debt immediately following the closing of the ABG Sale and decreases in current liabilities held for sale and non-current liabilities held for sale of $49.1 million and $7.6 million, respectively, from the completion of the ABG Sale, partially offset by payment-in-kind interest of $86.2 million and additional borrowings of $45.0 million under the Company’s revolving credit facility.

Total deficit decreased $300.2 million, primarily due to net income of $302.1 million, the retained deficit impact of a change in accounting policy of $1.6 million and share based compensation of $1.7 million, partially offset by the impact of currency translation adjustment of $5.4 million.

Liquidity and Capital Resources

Our primary sources of liquidity on both a short-term and long-term basis are cash on hand and cash generated through operating and financing activities. Our primary cash needs are to service our indebtedness and for working capital, capital expenditures and general corporate purposes. Many of the Company’s significant costs are variable in nature, including marketing and commissions. The Company has a great degree of flexibility in the amount and timing of marketing expenditures and focuses its marketing expenditures on its most profitable marketing opportunities. Commissions correspond directly with revenue generated and have been decreasing as a percentage of revenue over the last several years.

During the third quarter of 2018 and as previously disclosed in a Current Report on Form 8-K filed on October 5, 2018, one of the Company’s top five Global Loyalty clients commenced the process of transferring their business to another loyalty provider. As of October 26, 2018, consistent with the expectations disclosed in the aforementioned Form 8-K, this client transitioned substantially all of their existing business to an alternative provider. In accordance with U.S. GAAP, the Company was required to perform an assessment of its ability to continue as a going concern. Further, when management identifies conditions or events that raise substantial doubt about an entity’s ability to continue as a going concern, management must then consider whether its plans that are intended to mitigate those relevant conditions or events will alleviate the substantial doubt. As a result of this requirement, the Company concluded that substantial doubt existed relating to the Company’s ability to continue as a going concern within one year after the date that the Company’s third quarter unaudited condensed consolidated financial statements were issued.

In response to the loss of this key client, we began in 2018 to take a number of steps to alleviate this substantial doubt. For example, we attempted to expand an existing partner relationship into additional offerings that if implemented, would have mitigated the impact of the lost revenue from the loss of the above-mentioned client. At that time, we had anticipated that, if implemented, it would occur in the early part of the first quarter of 2019. However, we have not been able to replace the lost contribution by expanding the existing partner relationship in a timely manner. As a result, it has become clear to us that we would be unable to support our business strategy and make continued investments in the business given our highly leveraged capital structure and near-term liquidity needs. In order to pursue our business strategy, including making continued investments to support and enhance the business, in light of our existing cash debt service requirements and near term liquidity, we proactively began negotiations with our key stakeholders on the terms of the 2019 Transactions.

On February 19, 2019, a cash interest payment of approximately $22.2 million was due under the 2017 Credit Facility. On February 26, 2019, Affinion entered into a forbearance agreement (the “First Forbearance Agreement”) with the requisite lenders under the 2017 Credit Facility in which such requisite lenders agreed to forbear from taking any action with respect to the failure of Affinion to pay interest on the loans as required under the 2017 Credit Facility on February 19, 2019, (the “Interest Payment Date”) that would otherwise constitute a default under the 2017 Credit Facility and constitute an event of default under Section 7.01(c) of the 2017 Credit Facility if not paid within five business days of the Interest Payment Date until the earlier of March 5, 2019 and the occurrence of a termination event under the First Forbearance Agreement.

On March 1, 2019, Affinion entered into a forbearance agreement (the “Second Forbearance Agreement”) in connection with the Support Agreement with the requisite lenders under the 2017 Credit Facility in which such requisite lenders agreed to forbear from taking any action with respect to the failure of Affinion to (i) pay interest on the loans as required under the 2017 Credit Facility on the Interest Payment Date that would otherwise constitute a default under the 2017 Credit Facility and constitute an event of default under Section 7.01(c) of the 2017 Credit Facility if not paid within five business days of the Interest Payment Date, (ii) deliver audited financial statements for the fiscal year ended December 31, 2018 that are not qualified in any material respect on or prior to the date that is 90 days after December 31, 2018 that would otherwise constitute a default and, if not remedied within 5 days after notice from the agent under the 2017 Credit Facility, would constitute an event of default and (iii) comply with the requirements of Section 5.13 of the 2017 Credit Facility that would otherwise constitute a default and, if not remedied within 30 days after notice from the agent under the 2017 Credit Facility, would constitute an event of default, in each case until June 3, 2019.

Affinion Holdings is a holding company, with no direct operations and no significant assets other than the ownership of 100% of the stock of Affinion. Because we conduct our operations through our subsidiaries, our cash flows and our ability to service our indebtedness is dependent upon cash dividends and distributions or other transfers from our subsidiaries. Payments to us by our subsidiaries are contingent upon our subsidiaries’ earnings, but are not limited by the 2017 Credit Facility and the indenture governing the Existing Notes.

Although we historically have a working capital deficit, we anticipate that, if the 2019 Transactions have been consummated, in future periods the reduction in cash interest payments compared to those under our prior financing arrangements will favorably impact the operating cash and offset the working capital deficit that will continue for the foreseeable future.

Cash Flows – Years Ended December 31, 2018 and 2017

At December 31, 2018, we had $99.1 million of cash and cash equivalents and restricted cash on hand, an increase of $34.5 million from $64.6 million at December 31, 2017. The following table summarizes our cash flows and compares changes in our cash and cash equivalents and restricted cash on hand to the same period in the prior year.

	Year Ended December 31,
	2018 (unaudited)	2017 (unaudited)	Change
		(in millions)
Cash provided by (used in):
Operating activities	$21.0	$5.6	$15.4
Investing activities	479.5	(38.5)	518.0
Financing activities	(463.3)	30.4	(493.7)
Effect of exchange rate changes	(2.7)	3.3	(6.0)

Net change in cash, cash equivalents and restricted cash	$34.5	$0.8	$33.7

Operating Activities

During the year ended December 31, 2018, we generated $15.4 million more cash from operating activities than during the year ended December 31, 2017. A net $29.6 million decrease in receivables, driven primarily by the loss of a key loyalty client in the fourth quarter of 2017 and a net $12.3 million increase in accounts payable, driven primarily by larger commissions payable in the insurance solutions business prior to the ABG Sale were partially offset by a net $15.4 million increase in other current assets, driven primarily by larger prepaid credit card charges from growth with new global loyalty clients and a $8.7 million increase in cash interest payments.

Investing Activities

We generated $479.5 million of cash from investing activities during the year ended December 31, 2018 as compared to a use of $38.5 million of cash during the year ended December 31, 2017. During the year ended December 31, 2018, proceeds from the ABG Sale, net of cash transferred was $517.3 million, which was partially offset by $32.1 million for capital expenditures and $5.7 million of acquisition-related payments, net of cash acquired. During the year ended December 31, 2017, we used $38.1 million for capital expenditures and made acquisition-related payments, net of cash acquired, of $0.4 million.

Financing Activities

We used $463.3 million of cash from financing activities during the year ended December 31, 2018 as compared to $30.4 million of cash generated from financing activities during the year ended December 31, 2017. During the year ended December 31, 2018, we made term loan payments of $507.1 million, including $14.4 million in repayment premiums and we had net borrowings under our revolving credit facility of $45.0 million. During the year ended December 31, 2017, we made payments on our first-lien and second-lien term loans of $753.8 million and $425.0 million, respectively, redeemed the International senior subordinated notes for $118.5 million, redeemed Affinion’s 2010 senior notes, Affinion Holdings’ 2013 senior notes and the Investments 2013 senior subordinated notes for $227.4 million and made payments on our term loan under the 2017 Credit Facility of $10.0 million. We also issued Existing Notes for $235.9 million, received $1,303.7 million and $55.0 million of term loans and revolving credit facility under the 2017 Credit Facility and incurred $29.3 million of financing costs related to the Existing Notes and 2017 Credit Facility.

Cash Flows – Years Ended December 31, 2017 and 2016

At December 31, 2017, we had $64.6 million of cash and cash equivalents and restricted cash on hand, an increase of $0.8 million from $63.8 million at December 31, 2016. The following table summarizes our cash flows and compares changes in our cash and cash equivalents and restricted cash on hand to the same period in the prior year.

	Year Ended December 31,
	2017 (unaudited)	2016 (unaudited)	Change
		(in millions)
Cash provided by (used in):
Operating activities	$5.6	$25.7	$(20.1)
Investing activities	(38.5)	(34.3)	(4.2)
Financing activities	30.4	(8.3)	38.7
Effect of exchange rate changes	3.3	(3.9)	7.2

Net change in cash, cash equivalents and restricted cash	$0.8	$(20.8)	$21.6

Operating Activities

During the year ended December 31, 2017, we generated $20.1 million less cash from operating activities than during the year ended December 31, 2016. Segment EBITDA decreased $1.0 million for the year ended December 31, 2017 as compared to the year ended December 31, 2016. In addition, the Company paid $23.2 million in connection with the cyber theft that occurred in the first quarter of 2017.

Investing Activities

We used $4.2 million more cash in investing activities during the year ended December 31, 2017 as compared to the year ended December 31, 2016. During the year ended December 31, 2017, we used $38.1 million for capital expenditures as compared to $34.3 million during the year ended December 31, 2016.

Financing Activities

We generated $38.7 million more cash from financing activities during the year ended December 31, 2017 as compared to the year ended December 31, 2016. During the year ended December 31, 2017, we made payments on our first-lien and second-lien term loans of $753.8 million and $425.0 million, respectively, redeemed the International Notes for $118.5 million, redeemed Affinion’s 2010 senior notes, Affinion Holdings’ 2013 senior notes and the Investments senior subordinated notes for $227.4 million and made payments on our term loan under the 2017 Credit Facility of $10.0 million. We also issued the Existing Notes for $235.9 million, received $1,303.7 million and $55.0 million of term loans and revolving credit facility under the 2017 Credit Facility and incurred $29.3 million of financing costs related to the Existing Notes and 2017 Credit Facility. During the year ended December 31, 2016, we made payments on our first-lien term loan of $7.8 million.

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

Adjusted EBITDA consists of income from operations before depreciation and amortization further adjusted to exclude non-cash and unusual items and other adjustments permitted in Affinion’s debt agreements to test the permissibility of certain types of transactions, including debt incurrence. We use Adjusted EBITDA to evaluate our operating performance and as a basis for determining payment of bonuses under our annual incentive plan. We present Adjusted EBITDA to enhance your understanding of our operating performance. We believe that Adjusted EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Adjusted EBITDA is not a measurement of financial performance under U.S. GAAP and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should not consider Adjusted EBITDA as an alternative to operating or net income determined in accordance with U.S. GAAP, as an indicator of operating performance or as an alternative to cash flows from operating activities determined in accordance with U.S. GAAP, as an indicator of cash flows, or as a measure of liquidity.

Set forth below is a reconciliation of our consolidated net income attributable to Affinion Holdings for the twelve months ended December 31, 2018 to Adjusted EBITDA.

For the Twelve
Months Ended
December 31, 2018 (unaudited)
(in millions)
Net income attributable to Affinion Group Holdings, Inc.	$302.1
Less: income from discontinued operations, net of tax	(4.8)
Less: gain on sale of business, net of tax	(443.0)

Loss from continuing operations attributable to Affinion Group Holdings, Inc.	(145.7)
Interest expense, net	197.2
Income tax benefit	(27.0)
Net income attributable to non-controlling interest	1.2
Other expense, net	1.8
Loss on extinguishment of debt	32.0
Depreciation and amortization	48.2
Business optimization expenses and restructuring charges or expenses (a)	12.1
Extraordinary or nonrecurring or unusual losses, expenses or charges (b)	17.1
Other, net (c)	10.9

Adjusted EBITDA, excluding pro forma adjustments (d)	147.8
Effect of pro forma adjustments (e)	9.6

Adjusted EBITDA, including pro forma adjustments (f)	$157.4

(a)	Represents the elimination of the effect of business optimization expenses and restructuring charges or expenses.
(b)	Represents the elimination of extraordinary or nonrecurring or unusual losses, expenses or charges.
(c)

Primarily represents the elimination of (i) net changes in certain reserves, (ii) share-based compensation expense and (iii) foreign currency gains and losses related to unusual, non-recurring intercompany transactions.

(d)

Adjusted EBITDA, excluding pro forma adjustments, does not give pro forma effect to the projected annualized benefits of restructurings and other cost savings initiatives. However, we do make such accretive pro forma adjustments as if such restructurings and cost savings initiatives had occurred on January 1, 2018 in calculating the Adjusted EBITDA under the 2017 Credit Facility, subject to certain limitations.

(e)	Gives effect to the projected annualized benefits of restructurings and other cost savings initiatives as if such restructurings and cost savings initiatives had occurred on January 1, 2018.
(f)	Adjusted EBITDA, including pro forma adjustments, gives pro forma effect to the adjustments discussed in (e) above.

Directors, Executive Officers and Corporate Governance

Set forth below is certain information concerning the individuals that are currently serving as our executive officers and/or members of our Board of Directors. The ages of each officer and/or director set forth below is as of December 31, 2018. Messrs. Browne and Palter are the nominees of Metro SPV LLC, a subsidiary of investment vehicles affiliated with ICG Strategic Equity Advisors LLC, pursuant to the Nominating Agreements (as defined below) with Affinion Holdings. Messrs. Camporin and Iaccarino are the nominees of affiliates of Elliott Management Corporation, pursuant to the Nominating Agreements with Affinion Holdings. Mr. Siegel, in his capacity as Chief Executive Officer, was nominated to serve as a director pursuant to the Shareholders Agreement.

Name	Age	Position
Gilbert S. Palter	53	Chairman of the Board of Directors
Todd H. Siegel	48	Chief Executive Officer and Director
Gregory S. Miller	48	Executive Vice President, Chief Operating Officer and Chief Financial Officer
Michele Conforti	51	President and Managing Director, Global Customer Engagement
Brian J. Fisher	48	Executive Vice President and General Counsel
Scott Lazear	53	Executive Vice President and Chief Commercial Officer, Loyalty and Engagement Americas
Christophe Browne	40	Director
Austin Camporin	36	Director
Rick P. Frier	57	Director
Michael Iaccarino	54	Director
Mark R. Vondrasek	50	Director

Gilbert S. Palter has been the Chairman and a member of the board of directors of the Company since July 20, 2017. Mr. Palter also serves as chairperson of the human resources committee of the board of directors. He is the Co-Founder, Managing Partner and Chief Investment Officer of EdgeStone, which he joined in May 1999. Prior to co-founding EdgeStone, he was the Founder, Chief Executive Officer and Managing Director of Eladdan Capital Partners, a Toronto-based private equity fund targeting middle-market Canadian and U.S. companies from 1997 to 1999. He also founded Eladdan Enterprises in May 1995, a boutique investment bank specializing in providing buy side mergers and acquisitions advice to Canadian and U.S. companies, particularly on cross-border acquisitions and investments, where he worked from 1995 to 1996. Mr. Palter has previously worked at Smith Barney (1994 to 1995), Clairvest Group Inc. (1993 to 1994), McKinsey & Company (1990 to 1993) and Morgan Stanley (1988 to 1989). Mr. Palter currently serves as Chairman of Specialty Commerce Corp. and is also a member of the board of directors of Atlantic Power Corporation (NYSE/TSX), RPX Corporation (Nasdaq) and Tunnel Hill LP. He is a former Chairman of Aurigen Capital Limited, Stephenson’s Holdings Inc., BreconRidge Corporation, Hair Club Group, Continental Alloys & Services, BFI Canada, and Farley Windows, and was previously a director of Alliance Films, Center for Diagnostic Imaging, Lavalife, Mitel Networks, Trimaster Manufacturing and Xantrex Technology. Gil is actively involved in a number of philanthropic organizations. He was a 2003 recipient of “Canada’s Top 40 Under 40” award, a recipient of the Ernst & Young Entrepreneur Of The Year® Award 2006, and is a member of the Young Presidents’ Organization (YPO Gold). Mr. Palter brings to the board significant experience in finance and management in both domestic and international contexts.

Todd H. Siegel was appointed Chief Executive Officer and a director of the Company as of September 20, 2012. Mr. Siegel was formerly the Chief Financial Officer of Affinion from November 2008 to September 2012 and served as an Executive Vice President since October 17, 2005. Mr. Siegel also served as our General Counsel from October 17, 2005 to February 16, 2009. Mr. Siegel joined us in November 1999 as a member of the Legal Department of the Membership Division of Cendant and most recently served as General Counsel of Trilegiant starting in July 2003 and Cendant Marketing Group starting in January 2004. From 1997 to 1999, Mr. Siegel was employed as a corporate associate at Skadden, Arps, Slate, Meagher and Flom, LLP. From 1992 until 1994, he was employed as a certified public accountant with Ernst & Young. Mr. Siegel serves on the board of directors of Presidio, Inc. and Dakota Holdings, Inc.

Gregory S. Miller was appointed Chief Operating Officer as of November 14, 2018. Previously, Mr. Miller was appointed Executive Vice President and Chief Financial Officer of the Company as of January 20, 2014. From July 2011 until January 17, 2014, Mr. Miller served as Senior Vice President, Financial Planning and Divisional Operations, for The Madison Square Garden Company with responsibility for all financial matters of its operating divisions as well as its corporate strategic and financial planning divisions. From May 2007 until June 2011, Mr. Miller served as the Senior Vice President and Chief Financial Officer for the North American Division of Affinion with responsibility for all financial matters for North American Operating Business Units. Mr. Miller served as Senior Vice President of Finance of Affinion from June 2005 until May 2007, the Vice President of Financial Planning and Analysis of Trilegiant from June 2003 until June 2005, the Director of Financial Planning and Analysis of Trilegiant from October 2000 until June 2003, and the Senior Manager of Accounting of Cendant Membership Services from December 1999 until October 2000. Prior to his tenure at Affinion, he held various positions at Citizens Communications and The Coca Cola Bottling Company of New York. From 1992 until 1994, Mr. Miller was employed with Coopers & Lybrand.

Michele Conforti was appointed President and Managing Director, Global Customer Engagement as of January 1, 2016. Prior to that, he served as President and Managing Director of Affinion International since February 2014 and Executive Vice President, Managing Director and Chief Financial Officer of Affinion International beginning in 2010, having been promoted from Senior Vice President and Chief Financial Officer, a role he began in 2007. Prior to joining Affinion International in 2007, he spent ten years with American Express from 1998 to 2000 and then again from 2001 to 2007 holding various key positions including Chief Financial Officer of Establishment Services International, a Business Unit/Division of American Express. Prior to his tenure at American Express, Mr. Conforti also held positions with Enel as Vice President/Head of Corporate Financial Analysis—Investor Relations from 2000 to 2001, with DHL International as Area Controller from 1995 to 1998, and at Ansaldo Trasporti – Gruppo Finmeccanica as Senior Financial Analyst from 1993 to 1995.

Brian J. Fisher was appointed Executive Vice President and General Counsel on March 1, 2014. Prior to that, he served as General Counsel of the Company’s North American business. Mr. Fisher joined us in November 2002 as a member of the Legal Department. Prior to joining the Company, Mr. Fisher was employed as a corporate associate at Akin, Gump, Strauss, Hauer & Feld, LLP.

Scott Lazear was appointed Chief Commercial Officer as of July, 2018 and Chief Business Development Officer as of June 1, 2017, and prior to that, was President, Connexions Loyalty from June 2010 to June 2017. Mr. Lazear served as Senior Vice President of Sales, Client Management and Strategy for Affinion Benefits Group from July 2006 to June 2010. Mr. Lazear was Senior Vice President of Business Development and Client Solutions for Cendant Marketing Group from April 2003 to July 2006. Prior to that, he was Vice President of Sales and Marketing for Trilegiant Loyalty Solutions from March 1999 to April of 2003. Prior to his tenure at Affinion, he served as Vice President of Business Development for NCCI from October 1993 until March of 1999. Mr. Lazear currently serves on the board of directors of Tavisca Solutions Private Limited, which was acquired by Affinion Holdings on February 8, 2018.

Christophe Browne has been a director of the Company and a member of the audit committee of the board of directors since July 20, 2017. Mr. Browne is a Managing Director of ICG Strategic Equity Advisors LLC, a specialist asset manager investing in private debt, credit and equity with over $26 billion of assets under management globally. He joined ICG Strategic Equity Advisors LLC in 2014 and is a member of the Investment Committee for the Strategic Secondaries funds. Prior to joining ICG Strategic Equity Advisors LLC, Mr. Browne was a Founding Partner of NewGlobe Capital Partners focused on specialized private equity fund restructuring transactions. He has over 14 years of investment experience in the US, Europe and Emerging Markets. From 2006-2012 he worked as a Principal at Vision Capital Partners and as an Investment Analyst at the IFC, the private investment arm of the World Bank. Mr. Browne currently serves as an Observer to the boards of Cambium Learning Group and ITN Networks, as well as Chairman of the Advisory Committee for EdgeStone Capital Partners. Mr. Browne brings to the Company’s board his extensive experience as a professional in the private equity industry, including considerable expertise in corporate finance and investment management activities.

Austin Camporin has been a director of the Company and a member of the human resources committee of the board of directors since July 20, 2017. Mr. Camporin is an Associate Portfolio Manager at Elliott Management Corporation, a New York-based investment fund with $33 billion in assets under management. He joined Elliott in 2009, focusing primarily upon public equity and credit opportunities. Prior to joining the firm, Mr. Camporin began his career at JPMorgan in 2004, first as a high-yield credit analyst and then in 2007 moving to the distressed debt proprietary trading group. Mr. Camporin is a CFA charterholder and is also co-president and founder of the Good Shepherd of Darien Foundation. Mr. Camporin brings to the board significant experience in investment and leading financial operations for both public and private companies.

Rick P. Frier has been a director of the Company and the chairman of the Audit Committee of the board of directors since November 9, 2015. Most recently, Mr. Frier served as Executive Vice President and Chief Financial Officer of Chiquita Brands International Inc., a leading international marketer and distributor of fresh food products, from 2013 to 2015. Prior to this, he served as Executive Vice President, Chief Financial Officer and Board Director of Catalina Marketing Corp. from 2005 to 2012, where he led all global finance functions and new business development. From 2001 to 2005, he served as Chief Financial Officer, Chief Operating Officer and Board Director of Mattress Discounters Inc. Mr. Frier currently serves on the board of directors of Whitehorse Finance, Inc. and Exal Corporation (Chairman). Mr. Frier brings to the Company’s board his significant experience in strategic planning and leading financial operations for both public and private companies.

Michael Iaccarino has been a director of the Company and a member of the audit committee of the board of directors since July 20, 2017. Mr. Iaccarino is the Chairman and CEO of Infogroup, a leading provider of high-value data and multi-channel marketing solutions delivered in real-time and used by small businesses and enterprise brands. Mr. Iaccarino served as the President and Chief

Executive Officer of Mobile Messenger from 2009 to 2011, establishing the company as one of the dominant mobile technology players in North America. Prior to joining Mobile Messenger, he was the Chief Executive Officer of Epsilon from 2001 to 2009, transforming Epsilon into one of the United States’ leading database marketing companies. From 1998 to 2001, Mr. Iaccarino was CFO of Epsilon. Before Epsilon, Mr. Iaccarino was a Senior Manager at PriceWaterhouseCoopers from 1997 to 1998 and the Corporate Controller at Summit Technology from 1990 to 1997 after having started his career at KPMG’s High Technology practice from 1986 to 1990. Mr. Iaccarino is a former Certified Public Accountant. Mr. Iaccarino brings to the board significant experience in finance, management and technology for both small and large enterprises.

Mark R. Vondrasek has been a director of the Company since October 4, 2016, and serves as a member of the human resources committee. Mr. Vondrasek serves as the Executive Vice President, Global Head of Loyalty & New Business Platforms of Hyatt Hotels as of September 2017. In his role, he is responsible for Hyatt’s integrated experience strategy and its wellness initiatives, including Miraval and Exhale, as well as creating and scaling new business opportunities, products and services. Prior to this, he served as Senior Vice President, Commercial Services of Starwood Resorts Worldwide, Inc. (“Starwood”), from December 2001 until Starwood and Marriott merged in September 2016. Mr. Vondrasek brings to the Company’s’ board his significant experience related to the loyalty business, including the oversight of strategic marketing partnerships.

Board Composition

Our board of directors currently consists of seven directors, divided into three classes. Each director will hold office until his successor is duly elected and qualified or until the earlier of their death, disability, resignation or removal. Each director serves in such class of directors, and in such capacity and having such title, as set forth opposite his name below:

Name	Class/Initial Term Expiration	Title
Gilbert S. Palter	II / 2018 annual meeting	Chairman of the Board of Directors
Todd H. Siegel	III / 2019 annual meeting	Director
Christophe Browne	III / 2019 annual meeting	Director
Austin Camporin	III / 2019 annual meeting	Director
Rick P. Frier	I / 2020 annual meeting	Director
Michael Iaccarino	II / 2018 annual meeting	Director
Mark R. Vondrasek	I / 2020 annual meeting	Director

A majority of the board of directors will constitute a quorum for board meetings. The convening of a special meeting will be subject to advance written notice to all directors.

Committees of our Board of Directors

Our board of directors has an Audit Committee and a Human Resources Committee.

Audit Committee

The current members of the audit committee are Messrs. Frier, Browne and Iaccarino. Mr. Frier is the chairman of the audit committee. The principal duties and responsibilities of our audit committee are as follows:

•	to monitor our financial reporting process and internal control system;

•	to oversee the integrity of our financial statements;

•

to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement, approve audit and non-audit services to be performed by such auditor and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority, at its discretion, to retain counsel and advisors to fulfill its responsibilities and duties at our expense.

We are not a listed issuer whose securities are listed on a national securities exchange or in an inter-dealer quotation system which has requirements that members of our audit committee be independent. However, our common stock is listed on the OTCQX, an electronic inter-dealer quotation system which has requirements that a majority of the members of our audit committee be independent. Our board of directors has determined that each of the members of our audit committee is independent as defined under the New York Stock Exchange rules, with the exception of Mr. Browne, and each is financially literate and has experience analyzing or evaluating financial statements. Our board of directors has also determined that each of Messrs. Frier and Iaccarino is an “audit committee financial expert” within the meaning of applicable SEC regulations.

Human Resources Committee

The current members of the human resources committee are Messrs. Palter, Camporin and Vondrasek. Mr. Palter is the chairman of the human resources committee. The principal duties and responsibilities of the human resources committee are as follows:

•	to review and provide oversight over our policies and procedures that impact our human resources, personnel development, assessment and retention, and organizational culture;

•

to review, evaluate and make recommendations to the full board of directors regarding our compensation policies and establish performance-based incentives that support our long-term goals, objectives and interests;

•	to review and approve the compensation of our chief executive officer, the other executive officers, other officers and employees;

•	to review and make recommendations to the board of directors with respect to our incentive compensation plans and equity-based compensation plans;

•	to set and review the compensation of and reimbursement policies for members of the board of directors;

•	to provide oversight concerning selection of officers, management succession planning, expense accounts, indemnification and insurance matters, and separation packages; and

•

to prepare an annual compensation committee report, provide regular reports to the board, and take such other actions as are necessary and consistent with the governing law and our organizational documents.

We are not a listed issuer whose securities are listed on a national securities exchange or in an inter-dealer quotation system which has requirements that members of our human resources committee be independent. The OTCQX electronic inter-dealer quotation system does not have any requirements with respect to the independence of members of our human resources committee. However, our board of directors has determined that each of the members of our human resources committee is independent as defined under the New York Stock Exchange rules, with the exception of Mr. Camporin.

Certain Relationships and Related Transactions, and Director Independence

Agreements with Certain Shareholders in Connection with the 2018 Financing Transactions and the Amended Commitment Letter

For a description of certain agreements entered into with certain shareholders of the Company in connection with the 2018 Financing Transactions and the Amended Commitment Letter, see “Management’s Discussion and Analysis of Results of Operations—2018 Financing Transactions and the Amended Commitment Letter.”

Agreements with Certain Shareholders in Connection with the 2015 Transactions

Shareholders Agreement

On November 9, 2015, Affinion Holdings and the requisite former holders of Class A Common Stock, Series A Warrants and Series B Warrants entered into the Shareholders Agreement that, among other things, (1) amended and restated each of (a) the Affinion Holdings Stockholder Agreement, (b) that certain Management Investor Rights Agreement, dated as of October 17, 2005, as amended on April 30, 2010, by and among Affinion Holdings and the investors party thereto (the “Management Investor Rights Agreement”), (c) that certain Affinion Holdings Securityholder Rights Agreement, dated as of January 14, 2011, as amended, by and among Affinion Holdings and the securityholders party thereto and (d) that certain Warrantholder Rights Agreement, dated as of December 12, 2013, as amended, by and among Affinion Holdings and the warrantholders party thereto, each such amendment and restatement effective as of November 9, 2015, and (2) established certain terms and conditions pursuant to which the holders of Common Stock are bound with respect thereto.

In addition, as a condition to the delivery of Common Stock, each recipient of Common Stock has executed and delivered a joinder to the Shareholders Agreement, in form and substance reasonably acceptable to Affinion Holdings.

The Shareholders Agreement contains the following terms:

Transfer Restrictions

Prior to a Listing, the Shareholders Agreement provides that transfers of shares of Common Stock and Class C/D Common Stock, other than pursuant to a Permitted Transferee (as such term is defined in the Shareholders Agreement) are subject to the consent of Affinion Holdings unless the shares may be resold pursuant to an effective resale registration statement under the Securities Act or pursuant to Rule 144 thereunder. A “Listing” means the registration of Common Stock under the Exchange Act, and (1) qualification for quotation on the OTC Bulletin Board (or other available over the counter market) (an “OTC Listing”) or (2) listing on a U.S. national securities exchange registered with the SEC (such listing, a “Public Listing”).

Tag-Along Rights

Prior to a Public Listing, if one or more parties to the Shareholders Agreement that collectively hold 35% of the shares of Common Stock then outstanding proposes to transfer for value any shares of Common Stock in a single transaction or series of related transactions, then each of the other parties to the Shareholders Agreement may elect to transfer its shares of Common Stock to the transferee up to an amount equal to the product of (1) the number of shares of Common Stock proposed to be transferred and (2) a fraction, the numerator of which is the number of shares of Common Stock owned by such investor and the denominator of which is the total number of shares of Common Stock then outstanding, at the same price and on substantially the same terms and conditions as agreed to by the transferee and investor initiating such transaction.

Preemptive Rights

Prior to a Public Listing, the Shareholders Agreement provides that upon a proposed issuance of equity securities of Affinion Holdings by Affinion Holdings or its subsidiaries, Affinion Holdings shall offer to each holder of 1% or more of the outstanding Common Stock the right to purchase its pro rata share, based on ownership of Common Stock on the terms and conditions of the proposed issuance. The preemptive rights are subject to customary limited carve-outs.

Minority Protections

The Shareholders Agreement requires the approval of the holders of 66-2/3% of the Common Stock for Affinion Holdings to, or permit any of its subsidiaries to, (1) amend the charter or bylaws of Affinion Holdings, (2) merge or consolidate with, or enter into a reorganization or equity recapitalization, that results in the holders of Common Stock holding less than a majority of the equity in the surviving or resulting entity, (3) any sale of all or substantially all of Affinion Holdings’ assets on a consolidated basis, (4) enter into related party transactions with holders of 5% or more of the Common Stock or, unless on an arms’-length basis, any of their affiliates, (5) engage in a new line of business substantially unrelated to an existing line of business or (6) adopt an equity incentive plan that, together with all other equity incentive plans (excluding the 2005 Plan, the 2007 Plan and the Webloyalty Plan) is for more than 10% of the issued and outstanding Common Stock.

Director Elections

The Shareholders Agreement requires that the individual serving as the chief executive officer of Affinion Holdings must be included in Affinion Holdings’ slate of nominees for director at each annual or special meeting of the stockholders at which directors are to be elected and which the relevant class of director seats are subject to election. Affinion Holdings must use its reasonable best efforts to cause the election of the chief executive officer as a director of the Board (along with all other nominees for director) and otherwise support the chief executive officer for election in a manner no less rigorous and favorable than the manner in which Affinion Holdings supports its other director nominees.

Financial Reports; Information Rights

The Shareholders Agreement obligates Affinion Holdings to deliver reports to stockholders substantially similar to the current, periodic and annual reports required by Section 13 or 15(d) of the Exchange Act unless Affinion Holdings is then a public reporting company or a voluntary filer.

Representations and Warranties

Investors party to the Shareholders Agreement, including as a result of executing a joinder thereto, are required to make customary representations and warranties to Affinion Holdings regarding (1) organization, (2) authority and (3) absence of violations or failure to obtain required consents.

Listing Requirement

Pursuant to the Shareholders Agreement, Affinion Holdings is obligated to use commercially reasonable efforts to qualify the Common Stock for quotation on the OTC Bulletin Board as promptly as practicable following the closing of the 2015 Exchange Offers and 2015 Rights Offering. In satisfaction of this obligation, on June 6, 2016, the Common Stock was approved for quotation on the OTCQX under the ticker symbol “AFGR.” In addition, Affinion Holdings is obligated to use commercially reasonable efforts to cause the Common Stock to be listed on a U.S. national securities exchange registered with the SEC on or prior to the first anniversary of the closing of the 2015 Exchange Offers and 2015 Rights Offering. As of the date of this Report, Affinion Holdings is not listed on a U.S. national securities exchange registered with the SEC.

Other Agreements

By executing the Shareholders Agreement, investors party thereto have agreed not to enter into any agreements or arrangements of any kind with any person or entity inconsistent with the provisions of the Shareholders Agreement.

Term; Termination

The Shareholders Agreement shall terminate upon the dissolution or liquidation of Affinion Holdings or the occurrence of a qualified initial public offering of Affinion Holdings.

For purposes of the Shareholders Agreement, a qualified initial public offering means a bona fide, marketed underwritten initial public offering after which closing such capital is quoted on the NASDAQ National Market or listed or quoted on the New York Stock Exchange or other national securities exchange acceptable to our board of directors and meeting one of the following two criteria: (i) the aggregate cash proceeds (net of underwriting discounts, commissions and offering expenses) of such offering to Affinion Holdings exceed $75 million, or (ii) at least 20% of the outstanding Common Stock (calculated in accordance with the Shareholders Agreement on a fully diluted basis, and for purposes of such calculation treating Common Stock issued in the initial public offering as outstanding Common Stock) shall have been issued or sold to the public in connection with such initial public offering.

Original Registration Rights Agreement

On November 9, 2015, Affinion Holdings, the holders of the Common Stock and certain holders of Class C/D Common Stock entered into a Registration Rights Agreement (the “Original Registration Rights Agreement”), pursuant to which Affinion Holdings has granted such holders the right, under certain circumstances and subject to certain restrictions, to require Affinion Holdings to register under the Securities Act the shares of Common Stock that are held or acquired by them. In connection with the 2017 Transactions, the Original Registration Rights Agreement was amended and restated, as discussed below under “Agreements with Certain Stockholders in Connection with the 2017 Transactions—Amended and Restated Registration Rights Agreement.”

Shelf Registration

The Original Registration Rights Agreement requires Affinion Holdings, upon becoming eligible to file a registration statement on Form S-3, to use its commercially reasonable efforts to promptly prepare and file a shelf registration statement with respect to the resale of Common Stock and maintain the shelf registration statement for one year. Holders may request a shelf-takedown one time per six month period. Holders owning 30% of the shares of Common Stock to be registered pursuant to a shelf registration statement may elect to have the offering underwritten. Affinion Holdings is required to prepare and file additional shelf registration statements as necessary every three years.

Demand Rights

The Original Registration Rights Agreement grants holders of 35% or more of the shares of Common Stock one demand registration right per six month period; provided, that Affinion Holdings does not have to effect a demand registration if a shelf registration statement is on file and effective or if such a demand registration would not reasonably be expected to result in aggregate gross cash proceeds in excess of $100 million (without regard to any underwriting discount or underwriter’s commission). Holders owning 30% of the shares of Common Stock to be registered pursuant to a demand registration statement may elect to have the offering underwritten.

Black-Out Periods

Affinion Holdings has the ability to postpone the filing of a registration statement in connection with a shelf registration or a demand registration for not more than once in any twelve-month period, not to exceed 60 days, subject to certain conditions.

Piggyback Registration Rights

The Original Registration Rights Agreement grants the holders of Common Stock certain “piggyback” registration rights, which allows the holders the right to include shares of Common Stock in a registration statement filed by Affinion Holdings, including in connection with the exercise of any demand registration rights by any other security holder possessing such rights, subject to customary exceptions.

Reduction of Offering and Lock-Up Periods

If Affinion Holdings and the holders, in consultation with the underwriter in a demand or piggyback registration, determine in good faith that the amount or kind of securities requested to be included in such offering materially and adversely affects such offering, then the amount of securities to be offered by the participating holders will be reduced pro rata based on the formulation set forth in the Original Registration Rights Agreement. Holders of 1% or more of the Common Stock or holders who participate in an underwritten offering agree to enter into, if requested by underwriters, a customary lock-up agreement in connection with an underwritten offering made pursuant to the Original Registration Rights Agreement. In connection with any underwritten offering, such lock-up period will start no earlier than 7 days prior to the expected pricing date of such offering and will last no longer than 90 days after such pricing date, unless the offering is an initial public offering, in which case such lock-up period will last no longer than 180 days after such pricing date.

Underwriters

In connection with any underwritten shelf registration or demand registration, the holders of a majority of the shares of Common Stock to be registered shall select the underwriter, who must be reasonably satisfactory to Affinion Holdings.

Indemnification; Expenses

Affinion Holdings is required to indemnify prospective sellers in an offering pursuant to the Original Registration Rights Agreement and certain related parties against any losses or damages arising out of or based upon any untrue statement or omission of material fact in a registration statement or prospectus pursuant to which such prospective seller sells shares of Common Stock, unless such liability arose out of or is based on such party’s misstatement or omission. The Original Registration Rights Agreement also provides that Affinion Holdings is indemnified by each seller, severally and not jointly, against all losses caused by its misstatements or omissions up to the amount of net proceeds received by such prospective seller upon the sale of the shares of Common Stock giving rise to such losses. Affinion Holdings will pay all registration expenses incidental to its obligations under the Original Registration Rights Agreement, including legal fees and expenses.

Prior Nominating Agreements

Affinion Holdings entered into a separate nominating agreement (collectively, the “Prior Nominating Agreements”) with each of Third Avenue Trust, on behalf of Third Avenue Focused Credit Fund (“Third Avenue”), and Ares Management LLC, on behalf of certain affiliated funds and managed accounts, pursuant to which such investors, on behalf of their respective constituents, had the right to nominate one director for election to Affinion Holdings’ board of directors. Such nomination rights did not include any obligation on the part of any other investor to vote for such nominees, nor did they guarantee that such nominees would be successfully elected to serve on Affinion Holdings’ board of directors. The rights to nominate a director pursuant to the Prior Nominating Agreements were subject to the investor, together with its affiliates, maintaining beneficial ownership of at least 8% of Affinion Holdings’ issued and outstanding Common Stock (including any Limited Warrants, but excluding (1) any other derivative securities or rights to acquire Common Stock and (2) any Common Stock issued pursuant to an equity incentive plan). The Prior Nominating Agreements were terminated in accordance with their terms and are of no further force and effect due to subsequent changes in ownership of equity securities of Affinion Holdings, including the transfer by Third Avenue of its equity securities to Metro SPV.

Limited Warrant

On November 9, 2015, in lieu of shares of Common Stock that would have resulted in Third Avenue, together with its affiliates, acquiring over 19.9% of the issued and outstanding Common Stock, Affinion Holdings issued a Limited Warrant to acquire up to 462,266 shares of Common Stock to Third Avenue. Third Avenue informed Affinion Holdings that it transferred all of its equity interests in Affinion Holdings to Metro SPV, as a result of which the Limited Warrant is now held by Metro SPV. The Limited Warrant is non-voting, non-participating and has an exercise price equal to $0.01 per share. The Limited Warrant contains customary anti-dilution protection for splits, reverse-splits, reclassifications and similar transformative events. The Limited Warrant will expire on the fifth anniversary of its issuance, and includes a covenant that prohibits Affinion Holdings from declaring or paying dividends in respect of the Common Stock until the first anniversary of the date of issuance. The board may not declare or pay dividends or distributions of any kind with respect to the Limited Warrant, and neither Affinion Holdings nor any of its subsidiaries have the right or ability to repurchase the Limited Warrant. The Limited Warrant may be transferred, subject to compliance with the Securities Act, and any restrictions contained in the Limited Warrant, the Fourth Amended and Restated Certificate of Incorporation of Affinion Holdings and the Shareholders Agreement. The Limited Warrant is exercisable at any time during the five year exercise period unless the exercising holder would require the approval of, or a filing with, the FCA to acquire the Common Stock issuable upon such exercise. Metro SPV has not yet received the approval of the FCA.

Agreements with Certain Stockholders in Connection with the 2017 Transactions

Stockholder Consent

Section 2.2(a) of the Shareholders Agreement requires Affinion Holdings to receive the affirmative vote or written consent of the holders of at least 66-2/3% shares of the outstanding Common Stock (the “Stockholder Consent”) before entering into any agreement or transaction with any holder of 5% or more of the outstanding Common Stock. In order to allow holders of 5% or more of the outstanding Common Stock to participate in the Exchange Offers, Consent Solicitations, the Investment and related transactions and in order to allow Affinion Holdings to enter into the Nominating Agreements with certain holders of 5% or more of the outstanding Common Stock and to enter into the A&R Registration Rights Agreement with certain holders of 5% or more of the outstanding Common Stock, Affinion Holdings received the Stockholder Consent. In connection with the Stockholder Consent, Affinion Holdings filed a related Definitive Information Statement on Schedule 14C with the SEC on April 13, 2017, and the

Stockholder Consent was deemed effective 20 calendar days after the Definitive Information Statement on Schedule 14C was first sent to stockholders. The consummation of the Exchange Offers was conditioned upon, among other items, receipt of the Stockholder Consent and the passage of at least 20 calendar days from the date on which the related Definitive Information Statement on Schedule 14C is first sent to Affinion Holdings’ stockholders, each of which occurred.

Support Agreement

On March 31, 2017, certain holders of Affinion’s 2010 senior notes (the “Significant Holders”), which collectively held, as of such date, approximately $237.5 million (50.0%) aggregate principal amount of Affinion’s 2010 senior notes, entered into a support agreement (the “Support Agreement”) with Affinion Holdings, Affinion and Affinion Investments, whereby such Significant Holders agreed to tender their 2010 senior notes in the Exchange Offers in exchange for Existing Notes and 2017 Warrants. On April 3, 2017, Affinion Holdings, Affinion and Affinion Investments entered into an amendment to the Support Agreement approving the amount of consideration provided in connection with the cash election in the AGI Exchange Offer. In addition, by executing the Support Agreement, each of the Significant Holders agreed to waive their pre-emptive rights under the Shareholders Agreement with respect to the 2017 Warrants to be issued in connection with the Exchange Offers, Investor Purchase Agreement and the Pre-Emptive Rights Offer.

Investor Purchase Agreement

On March 31, 2017, the Investors entered into the Investor Purchase Agreement in which they agreed to make the Initial Investment, and accordingly purchase Existing Notes and 2017 Warrants in an aggregate principal amount sufficient to pay all holders that participate in the Exchange Offers and elect to receive cash. Further, pursuant to the Follow On Investment under the Investor Purchase Agreement, if Affinion Holdings, Affinion or Affinion Investments exercised its option to redeem any of Affinion’s 2010 senior notes, Affinion Holdings’ 2013 senior notes and/or Investments’ senior subordinated notes not tendered in the Exchange Offers, the Company could obligate the Investors to purchase an aggregate principal amount of Existing Notes and 2017 Warrants that would yield sufficient cash proceeds to fund any such redemptions. In addition, pursuant to the terms of the Investor Purchase Agreement, Affinion was required to pay to the Investors upon the closing of the Exchange Offers a commitment premium of $17.5 million and a funding premium of $7.4 million in aggregate principal amount of Existing Notes and the same number of 2017 Warrants that such principal amount of Existing Notes would have been issued as part of the Exchange Offers.

Any additional Follow-On Investments were to be made upon Affinion Holdings’ exercise of its option within 90 days from the consummation of the Exchange Offers, subject to (1) Affinion Holdings having delivered a notice of optional redemption to the holders of a series of 2013 Notes for which the Follow-On Investment funds would be used and (2) the valid tender and acceptance by Affinion Holdings of at least 90% of the aggregate principal amount of the applicable series of 2013 Notes in the Exchange Offers, which minimum participation condition was waivable by Affinion Holdings in its sole discretion. Affinion Holdings waived such condition.

On May 10, 2017, Affinion exercised its option to redeem Affinion’s 2010 senior notes that were not tendered in the Exchange Offers and to fund such redemption with proceeds from the Investors pursuant to the terms of the Investor Purchase Agreement. Affinion’s 2010 senior notes were redeemed on May 15, 2017 at a redemption price of 100% of the principal amount, plus accrued and unpaid interest to the redemption date.

Accordingly, on May 10, 2017, Affinion issued approximately $237.3 million in aggregate principal amount of Existing Notes and 2017 Warrants to purchase 2,801,834 shares of Common Stock were issued to the Investors, all of whom are related parties, pursuant to the Investor Purchase Agreement to fund the cash consideration payable in the Exchange Offers and the cash redemption price for the balance of Affinion’s 2010 senior notes that were not exchanged or tendered in the AGI Exchange Offer and to pay the commitment premium and funding premium under the Investor Purchase Agreement.

On June 13, 2017, (i) Affinion Holdings’ exercised its option to redeem the $11.5 million in aggregate principal amount of Affinion Holdings’ 2013 senior notes that were not tendered in the Holdings Exchange Offer and to fund such redemption with proceeds from the Investors pursuant to the terms of the Investor Purchase Agreement and (ii) Affinion Investments exercised its option to redeem the $10.2 million in aggregate principal amount of the Investments senior subordinated notes that were not tendered in the Investments Exchange Offer and to fund such redemption with proceeds from the Investors pursuant to the terms of the Investor Purchase Agreement. Affinion Holdings’ 2013 senior notes were redeemed on July 17, 2017 at a redemption price of 103.4375% of the principal amount, plus accrued and unpaid interest to the redemption date and the Investments senior subordinated notes were redeemed on July 17, 2017 at a redemption price of 103.375% of the principal amount, plus accrued and unpaid interest to the redemption date.

On July 17, 2017, pursuant to the Investor Purchase Agreement, Affinion issued approximately $23.7 million aggregate principal amount of Existing Notes to the Investors and Affinion Holdings 2017 Warrants to the Investors. Pursuant to the Investor Purchase Agreement, the Investors paid a purchase price of approximately $23.5 million to Affinion, which amount includes the payment of pre-issuance accrued interest of approximately $0.6 million from May 10, 2017.

The Existing Notes and 2017 Warrants issued by Affinion and Affinion Holdings, respectively, to the Investors in connection with the redemption of each series of 2013 Notes include the funding premium payable under the Investor Purchase Agreement. The Existing Notes constitute a further issuance of, and form a single series with, the Existing Notes that Affinion issued on May 10, 2017.

In accordance with the terms of the Shareholders Agreement, Empyrean Capital Partners, LP’s entry into the Investor Purchase Agreement was conditioned on the mailing of the Information Statement on Schedule 14C announcing the action by written consent of stockholders in lieu of a meeting, authorizing Empyrean Capital Partners, LP, as a holder of 5% or more of the Affinion Holdings’ Common Stock, to enter into the Investor Purchase Agreement, and the tolling of the applicable 20 day period, each of which occurred.

Nominating Agreements

In connection with the Exchange Offers, the Consent Solicitations, the Investment, the Pre-Emptive Rights Offer, the Credit Agreement Refinancing, the International Notes Redemption and all related transactions, on May 10, 2017, Affinion Holdings entered into the Nominating Agreements with Elliott and Metro SPV, pursuant to which investors party thereto have the right to nominate one director for election to the board of directors subject to the investor, together with its affiliates, holding at least 8% of the issued and outstanding Common Stock (including any derivative securities on an as-exercised basis, but excluding any Common Stock underlying management compensation and incentive plans) and a second director subject to the investor, together with its affiliates, holding at least 16% of the issued and outstanding Common Stock (including any derivative securities on an as-exercised basis, but excluding any Common Stock underlying management compensation and incentive plans).

In addition, the Nominating Agreement with Elliott contains a provision that prohibits Affinion Holdings from acting upon the vote of stockholders (other than a vote for the election of directors or a vote to adjourn a meeting of stockholders) without either (i) the written consent of Elliott or (ii) the affirmative approval of the holders of a majority of the outstanding shares of Common Stock, assuming that Elliott has exercised all 2017 Warrants held of record by it prior to the record date of such vote.

Amended and Restated Registration Rights Agreement

Affinion Holdings and certain investors, including the Significant Holders, entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”), which amended and restated the Original Registration Rights Agreement. The A&R Registration Rights Agreement adds an express deadline for filing a registration statement on Form S-3 once the Company becomes eligible to do so of 90 days (assuming the investors seeking to have their securities included in such registration statement have provided all required investor information at least 10 days prior to the filing date) and to maintain such shelf registration statement for up to six years, as compared to one year in the Original Registration Rights Agreement.

In addition, following an initial public offering (“IPO”), under the A&R Registration Rights Agreement, investors party thereto are allowed to demand underwritten shelf take-downs as compared to no ability to require underwritten secondary offerings after an IPO in the Original Registration Rights Agreement. Furthermore, two of the investors, Elliott and Franklin, have rights under the A&R Registration Rights Agreement to demand registration and to demand an underwritten offering at a 12% ownership threshold and at a $25.0 million expected proceeds threshold as compared to the 35.0% and $100.0 million thresholds for both demanding registration and an underwritten offering in the Original Registration Rights Agreement. The thresholds of 35.0% and $100.0 million under the Original Registration Rights Agreement continue to be the applicable threshold for all other investors under the A&R Registration Rights Agreement.

With respect to future demand rights Affinion Holdings may grant from time to time, the A&R Registration Rights Agreement amends the terms of the Original Registration Rights Agreement to require that any underwriters cutbacks be applied pro rata among the parties to the A&R Registration Rights Agreement and the holders of such new registration rights, as compared to the Original Registration Rights Agreement which gave priority to a demand holder invoking demand registration rights under a separate registration rights agreement.

In addition, the A&R Registration Rights Agreement changes the terms of the pre-agreed lock-up as may be requested by underwriters in connection with an underwritten offering. Investors party to the A&R Registration Rights Agreement will be required to agree to lock-ups lasting the shorter of 90 days and such shorter time as may be required of Affinion Holdings’ officers and directors, as compared to the obligation under the Original Registration Rights Agreement to agree to be locked up for 90 days regardless of the duration of the lockup for Affinion Holdings’ officers and directors.

Warrant Agreement; 2017 Warrants

In connection with the Exchange Offers and the Investor Purchase Agreement, on May 10, 2017, Affinion Holdings entered into a Warrant Agreement with American Stock Transfer & Trust Company, LLC, as warrant agent (the “Warrant Agreement”), setting forth the terms of the 2017 Warrants to purchase shares of Common Stock. Pursuant to the terms of the Warrant Agreement, the 2017 Warrants are immediately exercisable upon issuance and will terminate on the earlier to occur of (i) November 10, 2022 and (ii) five business days following the consummation of a sale of Affinion Holdings or other similar fundamental transaction. Each 2017 Warrant is exercisable for one share of Common Stock at a price equal to $0.01.

2017 Warrants will not be exercisable if the recipient of the Common Stock to be issued upon exercise has failed to obtain any required consents or waivers from, or failed to file any required notices with, any applicable governmental agency, including the FCA.

The 2017 Warrants contain customary provisions for the adjustment of the number of shares of Common Stock issuable upon exercise in the event of the occurrence of any organic dilutive (or anti-dilutive) events, including, but not limited to, splits, combinations, stock dividends and similar transactions, as well as in the event of dividends or distributions in respect of Common Stock to the extent that holders of 2017 Warrants are not permitted to participate on an as-exercised basis. The 2017 Warrants were all subject to anti-dilution adjustments (the “Adjustment Feature”) in connection with the issuance of 2017 Warrants pursuant to the Investor Purchase Agreement in respect of the funding premium thereunder and pursuant to the Pre-Emptive Rights Offer that expired on July 7, 2017. As a result of the application of these anti-dilution adjustments, the 2017 Warrants offered in the Exchange Offers and pursuant to the Investor Purchase Agreement (excluding the 2017 Warrants to be issued in respect of the funding premium) represented, as of July 17, 2017, approximately 15% of the fully diluted ownership of Affinion Holdings and the 2017 Warrants issued as part of the commitment premium under the Investor Purchase Agreement represented, as of July 17, 2017, approximately 14.3% of the fully diluted ownership of Affinion Holdings, in each case without giving effect to options and restricted stock units granted under Affinion Holdings’ management compensation and incentive plans. Neither the 2017 Warrants nor the Common Stock issuable upon the exercise thereof are registered securities, and therefore are subject to restrictions on transfers under securities laws.

All Holders of exercisable 2017 Warrants will be entitled to participate in dividends on an as-exercised basis, subject to any regulatory restrictions. Holders will not be entitled to any other rights of holders of Common Stock until, and to the extent, they have validly exercised their 2017 Warrants. Upon exercise, such holders will be entitled to execute joinders to the Shareholders Agreement, dated as of November 9, 2015, as amended, by and among Affinion Holdings and the stockholders from time to time party thereto and the Amended and Restated Registration Rights Agreement, dated as of March 31, 2017, and effective as of May 10, 2017, by and among Affinion Holdings and the investors from time to time party thereto.

The Company performed an accounting analysis and determined that the 2017 Warrants represent in substance common stock and that the 2017 Warrants issued pursuant to the Exchange Offers, Investor Purchase Agreement, required anti-dilution provisions and commitment premium and funding premium represent a debt discount of $15.1 million. Fees associated with new lenders of $4.1 million have been recorded as debt discount. Fees related to existing lenders who continued to be lenders in connection with the Exchange Offers have been expensed.

Neither the 2017 Warrants nor the Common Stock issuable upon the exercise thereof were registered under the Securities Act or any state or foreign securities laws, but were instead issued in reliance upon exemptions from the registration requirements of the Securities Act. As a result, neither the 2017 Warrants nor the shares of Common Stock issuable upon the exercise thereof may be offered or sold within the United States, or to, or for the account or benefit of, any United States person absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

Waiver of Pre-Emptive Rights by Pre-Emptive Rights Holders

By participating in the Exchange Offers or the Investment, and as a condition to such participation, Pre-Emptive Rights Holders were deemed to have acknowledged and agreed that such Pre-Emptive Rights Holder waived its pre-emptive rights as set forth in the Shareholders Agreement with respect to all 2017 Warrants issued in the Exchange Offers and pursuant to the Investment. Certain holders agreed to waive their pre-emptive rights with respect to the 2017 Warrants issued in connection with the Exchange Offers and the Investment.

Indemnity Agreements with Non-Executive Directors

Effective July 30, 2017, Affinion Holdings’ entered into indemnity agreements, in the form previously approved by the board of directors, with each of its non-employee directors. Pursuant to the indemnity agreement, subject to the exceptions and limitations provided therein, Affinion Holdings agreed to indemnify and hold harmless each indemnitee for certain expenses, and provide for the advancement of expenses, in each case, to the fullest extent permitted or authorized by the General Corporation Law of the State of Delaware as in effect on the date of the agreement and as it may be amended to provide broader indemnification rights.

Review and Approval or Ratification of Transactions with Related Persons

Pursuant to its written charter, our audit committee assists the board of directors with reviewing and approving all related-party transactions, which includes any related party transactions that we would be required to disclose pursuant to Item 404 of Regulation S-K promulgated by the SEC. In determining whether to approve a related party transaction, the audit committee will consider a number of factors including whether the related party transaction is on terms and conditions no less favorable to us than may reasonably be expected in arm’s-length transactions with unrelated parties.

Director Independence

We are not a listed issuer whose securities are listed on a national securities exchange or in an inter-dealer quotation system which has requirements that a majority of the board of directors be independent. However, the board of directors has determined that each of Messrs. Palter, Iaccarino, Frier, and Vondrasek is an independent director, as defined under the New York Stock Exchange rules.